PROSPECTUS

Filed Pursuant to Rule 424(b)(4)

Registration No. 333-251517

4,607,940 Class A Units consisting of 4,607,940 shares of common stock and warrants to purchase up to 4,607,940 shares of common stock and

2,450,880 Class B Units consisting of 2,450,880 shares of Series C Preferred Stock and warrants to purchase up to 2,450,880 shares of common stock (and 9,509,700 shares of common stock underlying shares of Series C Preferred Stock and all such warrants)

We are offering Class A Units, with each Class A Unit consisting of one share of common stock, par value $0.0001 per share, and one warrant to purchase one share of common stock, or a 2021 Warrant, which will expire on the fifth anniversary of the date of issuance, at a public offering price of $3.40 per Class A Unit. Each 2021 Warrant included in a Class A Unit has an exercise price per share of $3.40.

We are also offering to those purchasers whose purchase of Class A Units in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock, or the Beneficial Ownership Limitation, following the consummation of this offering, the opportunity to purchase, if they so choose, in lieu of the number of Class A Units that would result in their ownership exceeding the Beneficial Ownership Limitation, our Class B Units. Each Class B Unit consists of one share of Series C Preferred Stock, par value $0.0001 per share, or the Series C Preferred Stock, which is convertible into one share of common stock, and a 2021 Warrant, at a public offering price of $3.40 per Class B Unit. Each 2021 Warrant included in the Class B Units has an exercise price per share of $3.40. The Class A Units and Class B Units are referred to in this prospectus collectively as the “Units.”

The Units have no stand-alone rights and will not be certificated or issued as stand-alone securities. The shares of common stock, Series C Preferred Stock, and the 2021 Warrants comprising the Units are immediately separable and will be issued separately in this offering.

The underwriter has the option to purchase 1,058,823 additional shares of common stock and/or 2021 Warrants to purchase up to 1,058,823 shares of common stock from us, solely to cover over-allotments, if any, at the price to the public less the underwriting discounts and commissions. The overallotment option is exercisable for 45 days from the date of this prospectus.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 9 of this prospectus, and under similar headings in any amendments or supplements to this prospectus, for a discussion of information that should be considered in connection with an investment in our securities.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Class A Unit(1)	Per Class B Unit	Total
Public offering price	$3.40	3.40	$23,999,988
Underwriting discounts and commissions(2)	$0.238	0.238	$1,679,999
Proceeds to us before expenses	$3.162	3.162	$22,319,989

(1)	The public offering price and underwriting discount corresponds to (x) in respect of the Class A Units (i) a public offering price per share of common stock of $3.39 and (ii) a public offering price per 2021 Warrant of $0.01, and (y) in respect of the Class B Units (i) a public offering price per share of Series C Preferred Stock of $3.39 and (ii) a public offering price per 2021 Warrant of $0.01.
(2)	We have also agreed to reimburse A.G.P./Alliance Global Partners, or A.G.P.,for certain expenses. See “Underwriting” for additional information.

We have granted a 45-day day option to the underwriter to purchase up to 1,058,823 additional shares of common stock and/or 2021 Warrants to purchase up to 1,058,823 shares of common stock from us, solely to cover over-allotments, if any.

The underwriters expect to deliver the shares against payment on or about January 19, 2021.

A.G.P.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
THE OFFERING	7
RISK FACTORS	9
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	33
USE OF PROCEEDS	34
MARKET FOR COMMON STOCK	35
DIVIDEND POLICY	36
DILUTION	37
CAPITALIZATION	38
EXECUTIVE COMPENSATION	39
DESCRIPTION OF SECURITIES	45
UNDERWRITING	59
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	63
WHERE YOU CAN FIND MORE INFORMATION	64
LEGAL MATTERS	65
EXPERTS	65

You should rely only on the information contained in this prospectus or in any related free writing prospectus filed by us with the Securities and Exchange Commission, or the SEC. We have not authorized anyone to provide you with any information or to make any representation not contained in this prospectus. We do not take any responsibility for, and can provide no assurance as to the reliability of, any information that others may provide to you. This prospectus is not an offer to sell or an offer to buy securities in any jurisdiction where offers and sales are not permitted. The information in this prospectus is accurate only as of its date, regardless of the time of delivery of this prospectus or any sale of securities. You should also read and consider the information in the documents to which we have referred you under the caption “Where You Can Find More Information” in the prospectus.

We have not done anything that would permit a public offering of the securities or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside of the United States.

We urge you to read carefully this prospectus, as supplemented and amended, before deciding whether to invest in any of the common stock being offered.

Unless the context indicates otherwise, as used in this prospectus, the terms “Viveve,” “the Company,” “we,” “us,” and “our” refer to Viveve Medical, Inc. and its wholly-owned subsidiary, Viveve, Inc.

We use various trademarks and trade names in our business, including without limitation our corporate name and logo. All other trademarks or trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus may be referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto.

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PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. Because it is only a summary, it does not contain all of the information that you should consider before investing in shares of our securities and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus, including the section titled “Risk Factors”, and the documents incorporated by reference into this prospectus, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020 (as well as the financial statements and related notes included in such reports).

Overview

We design, develop, manufacture and market a platform medical technology, which we refer to as Cryogen-cooled Monopolar Radiofrequency, or CMRF. Our proprietary CMRF technology is delivered through a radiofrequency generator, handpiece and treatment tip that, collectively, we refer to as the Viveve® System.

The Viveve System is currently being marketed around the world (outside of the United States) for the non-invasive treatment of vaginal introital laxity, sexual function, vaginal rejuvenation, and stress urinary incontinence depending on the relevant country-specific clearance or approval, which we refer to as the Viveve treatment.

The Viveve System is currently indicated for use, and being marketed for use, in general surgical procedures for electrocoagulation and hemostasis in the United States. The device has not been cleared or approved for use for the treatment of stress urinary incontinence (SUI), vaginal laxity, to improve sexual function, or for vaginal rejuvenation in the United States. Accordingly, the Company is prohibited under current U.S. regulations from promoting it to physicians or consumers for these unapproved uses.

We believe the Viveve treatment may provide a number of benefits for physicians and patients, including:

●	a safe and minimally-invasive, non-ablative procedure;

●	requiring only a single treatment;

●	compelling physician economics; and

●	ease of use.

In the U.S., the Viveve System is sold through a direct sales force. In other regions, we market and sell primarily through a network of distribution partners.

Currently, the Viveve System is cleared for marketing in 51 countries throughout the world under the following indications for use:

Indication for Use	No. of Countries
General surgical procedures for electrocoagulation and hemostasis	4 (including the U.S.)
General surgical procedures for electrocoagulation and hemostasis of vaginal tissue and the treatment of vaginal laxity	30
For treatment of vaginal laxity	5
For treatment of the vaginal introitus, after vaginal childbirth, to improve sexual function	9
General surgical procedures for electrocoagulation and hemostasis and for the treatment of vaginal laxity	1
For vaginal rejuvenation	1
For treatment of vaginal laxity and to improve mild urinary incontinence and sexual function	1

As of September 30, 2020, we had a global installed base of 865 Viveve Systems and had sold approximately 47,000 single-use treatment tips worldwide.

Because the net revenues we have earned to date have not been sufficient to support our operations, we have relied on sales of our common stock and preferred stock, bank term loans and loans from related parties to fund our operations.

The Viveve System consists of three main components: a radiofrequency, or RF, generator housed in a table-top console, a reusable handpiece and a single-use treatment tip. Included with the system are single-use accessories (e.g., return pad, coupling fluid), as well as a cryogen canister that can be used for approximately four to five procedures, and a foot pedal. Physicians or medical practitioners attach the single-use treatment tip to the handpiece, which is connected to the console. The generator authenticates the treatment tip and programs the system for the desired Viveve treatment without further intervention. The treatment is performed in a physician’s office and does not require the use of anesthesia. The tissue remodeling effect resulting from the Viveve treatment has been demonstrated by our pre-clinical and clinical research.

Our goal is to become the leading provider of non-invasive solutions to treat certain women’s intimate health conditions by:

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Broadening the conditions we treat through robust clinical trials and regulatory label expansion. We are currently pursuing clearance/approval in the U.S. for the improvement of stress urinary incontinence through our U.S. PURSUIT clinical trial. If the results of the trial are positive, we intend to submit a de novo application for clearance under section 513(f)(2)of the Federal Food, Drug, and Cosmetic Act, or FDCA, to the U.S. Food and Drug Administration, or FDA, as well as seek international regulatory clearances/approvals for this indication, although there are no assurances that we will ever receive such clearances/approvals.

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Increasing the Installed Base of Viveve Systems. In our existing markets, we plan to (i) expand the number of Viveve Systems by leveraging our new business model, current and future clinical study results and through innovative marketing programs directed at both physicians and patients, where permissible by law, and (ii) expand our efforts and obtain regulatory authorizations in additional markets, although there are no assurances that we will ever receive such authorizations.

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Driving Increased Treatment Tip Usage. We work collaboratively with our physician customer base to increase treatment tip usage by enhancing customer awareness and facilitating the marketing efforts of our physician customers to their patients, where permitted by law. We intend to launch innovative marketing programs with physician customers, where permitted by law, to develop a high volume Viveve practice.

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Developing New Treatment Tips and System Enhancements. We intend to continue to expand our line of treatment tips that, in the future, may allow for shorter procedure times to benefit both physicians and patients. We also plan to pursue potential system modifications and next generation enhancements that will further increase the ease-of-use of the Viveve System.

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Investing in Intellectual Property and Patent Protection. We will continue to defend and invest in expanding our intellectual property portfolio, and we intend to file for additional patents to strengthen our intellectual property rights. Areas in which we may pursue additional patent protection include redesign of certain system components, disposable components and software algorithms. We believe that our intellectual property rights currently protect aspects of our method for treating SUI using radio frequency (RF) and/or cryogen cooling energy in the U.S. and in many other countries.

Market Opportunity – Stress Urinary Incontinence

Urinary incontinence (UI) is the uncontrolled leakage of urine due to the loss of bladder control. The reported prevalence for urinary incontinence in adult women is varied. Based on several published studies, we estimate that approximately 40 million women in the U.S. alone suffer from some form of urinary incontinence. There are four main types of UI: Continuous Incontinence (CI), Stress Urinary Incontinence (SUI), Urge Urinary Incontinence (UUI), and Mixed Incontinence, which is a combination of SUI and UUI.

SUI is defined as the uncontrolled leakage of urine due to sudden or increased intraabdominal pressure caused by activities such as exercising, sneezing, laughing, or coughing. There are two main causes of SUI; urethral hypermobility and intrinsic sphincter deficiency (ISD). Urethral hypermobility is the predominant cause of SUI and is due to weakness in the pelvic floor musculature and soft tissues that cannot stabilize the urethra causing the sphincter muscles to open briefly and leak urine. Based on certain published studies, we estimate that pure SUI is common in approximately 8 million women in the U.S. alone and that UUI or “Urge Incontinence,” is common in approximately 5 million women in the U.S. and is defined as the sudden urge to urinate with a frequency greater than eight times per 24 hours. We believe approximately 27 million women have a combination of SUI and UUI referred to as mixed incontinence.

The first-line treatment options for SUI and UUI begin with lifestyle changes, continence pessaries, and behavioral and physical therapies. However, based on our survey results, conservative treatment options result in low efficacy rates ranging from 40 to 50% in the United States. UUI patients currently have a wide range of pharmacological options to manage the condition, as well as sacral nerve stimulation devices. SUI however, lacks sufficient pharmacologic and non-invasive treatments prior to patients seeking highly invasive procedures such as urethral bulking agents, pelvic floor sling surgery or colpsosuspension. Based on a 2017 patient insurance claims data set for SUI, 575,000 patients had documented conservative therapies and 205,000 patients progress to invasive procedures. We believe, a large unmet need remains for SUI patients seeking an effective, non-invasive treatment option. According to the published studies, approximately 80% of women with UI are “bothered” and receive no treatment option, equating to approximately 11 million women with predominant SUI who could be candidates for the Viveve treatment.

We believe our CMRF technology may offer an alternative to existing SUI treatment options. By regenerating collagen around the urethra's bladder neck, our treatment may help stabilize the underlying hypermobility of the urethra. Our innovative and proprietary CRMF procedure may also offer potential benefits and competitive advantages that do not currently exist in the non-invasive treatment market for SUI. Our endovaginal approach to regenerating collagen does not require anesthesia or numbing creams. The cryogen cooling feature protects the vaginal mucosa (surface tissue) while allowing the radiofrequency to heat deeper layers of the tissue (lamina propria) and stimulate collagen regrowth. Based on the high prevalence of women with SUI who are “bothered” by their condition, we believe that the Viveve treatment could address as many as 11 million women in the U.S. who may be unwilling to undergo invasive procedures, if we are able to obtain regulatory clearance/approval in the U.S. for improvement of SUI. However, there can be no assurance that we will ever receive such approval/clearance.

Clinical Trials and Pre-Clinical Studies

PURSUIT - U.S. SUI Trial

The Company received FDA approval of its investigational device exemption (IDE) application to conduct its U.S. pivotal, multicenter PURSUIT trial for improvement of SUI in women in July 2020, as well as FDA approval of requested amendments to the IDE protocol in December 2020.

PURSUIT is a randomized, double-blinded, sham-controlled trial with an intended enrollment of approximately 390 subjects at up to 30 study sites in the U.S. Randomized in a 2:1 ratio for active and sham treatments, subjects in the active treatment arm (260 subjects) will receive CMRF treatment, while subjects in the control arm (130 subjects) will receive the Company’s new inert sham treatment.

The primary efficacy endpoint of the PURSUIT trial is a comparison of the proportion of patients who experience greater than 50% reduction in urine leakage on the standardized 1-hour Pad Weight Test at 12 months post-treatment versus the new sham procedure. The study also includes several secondary endpoints, including: proportion of patients who experience greater than 50% reduction in urine leakage on the standardized 1-hour Pad Weight Test at three and six months post-treatment, change from baseline in the 1-hour Pad Weight Test at six and 12 months, and change from baseline in three-day bladder voiding diary, change from baseline in the MESA Questionnaire (Medical, Epidemiologic and Social Aspects of Aging), Incontinence Quality of Life (I-QOL), Patient Global Impression of Improvement (PGI-1) Questionnaire, and International Consultation on Incontinence Modular Questionnaire-Urinary Incontinence Short Form (ICIQ-UI-SF). Subject safety will be monitored throughout the study.

The Company intends to initiate the PURSUIT trial as soon as practicable.

In-vivo Preclinical Study and Results for New Sham Treatment Tip

In response to the inconclusive results, reported in July 2019, from the Company’s LIBERATE-International SUI trial conducted in Canada (aimed at supporting SUI indications in Canada, the European Union and several other international countries), Viveve conducted an in-vivo preclinical temperature and immunohistochemistry study to evaluate a new inert sham treatment tip. The Good Laboratory Practices study was initiated in June of this year following several months of engineering, validation, and development work. The study assessed both in-vivo tissue temperature changes during treatment, and histopathology at 30 days post-treatment compared to baseline, in three parous ewes using Viveve’s CMRF treatment tip (Active), cryogen-cooling only tip (“Old” sham treatment used in previous LIBERATE-International SUI study), and a new inert sham treatment tip. Histopathology of vaginal biopsies were performed and included use of α-smooth muscle actin, or α-SMA, staining for fibroblast activation and formation. All tissue samples were evaluated by an independent and blinded pathologist.

The positive preclinical findings demonstrated, as reported in August 2020, that both temperature and immunohistochemistry results support the validity of the new inert sham tip to provide a true inert or placebo treatment. Only minor tissue temperature change (less than 2 degrees centigrade) was generated by the new inert sham tip and no fibroblast activation was shown through elevated a-SMA staining. In contrast, both the Active and cryogen-cooling sham tips demonstrated meaningful tissue temperature changes during treatment and increased fibroblast activation 30 days post-treatment. We believe that the positive in-vivo preclinical study validates our new inert sham tip for use in the upcoming U.S. pivotal PURSUIT trial.

Three-Arm SUI Feasibility Study

In December 2019, the Company received approval of an Investigational Testing Application (ITA) from the Canadian Ministry of Health and in January 2020 initiated a three-arm, three-month feasibility study to compare Viveve’s CMRF treatment and a cryogen-only sham to an inert sham treatment for the improvement of SUI in women. Completion of subject enrollment in the study was reported in March 2020. Study subjects were randomized in a 1:1:1 ratio to the three arms and will be assessed using the 1-hour Pad Weight Test, 3-day Voiding Diary, the 24-hour Pad Weight Test and I-QOL at five months post treatment. Due to patient, provider and medical facility health and safety concerns caused by the COVID-19 pandemic, the final subject follow-up visit was changed to 5 months versus 3 months.

Final results were reported in August 2020, indicating the primary efficacy endpoint (i.e., change from baseline in the standardized 1-hour Pad Weight Test at five months post treatment) was positively achieved. The median change from baseline in the active CMRF treatment group (N=13) and the cryogen-only sham treatment group (N=12) was -9.5 grams and -6.8 grams respectively, as compared to -4.4 grams in the inert sham treatment group (N=11). The study also assessed several secondary endpoints but showed no differentiation between groups. No device-related safety issues were reported. The meaningful separation demonstrated between the CMRF treatment arm and the inert sham arm in the feasibility study is believed to help provide confidence in the potential to achieve positive separation between the two treatment arms in the upcoming U.S. pivotal PURSUIT trial.

VIVEVE II - U.S. Sexual Function Trial

In 2020, we completed the VIVEVE II (VIveve treatment of the Vaginal Introitus to EValuate Effectiveness) clinical study, which was a multicenter, randomized, double-blinded, sham-controlled study to evaluate the safety and efficacy of the company’s cryogen-cooled monopolar radiofrequency (CMRF) technology for the improvement of sexual function in women following vaginal childbirth. Topline results indicated that the study did not meet its primary endpoint of demonstrating a statistically significant improvement in the mean change from baseline in total Female Sexual Function Index (FSFI) at 12 months. Although there was substantial improvement in the total FSFI score from baseline to the final 12-month follow-up in the active group indicating a significant treatment effect, there was not sufficient separation from the sham treatment group to achieve statistical significance.

The study included 220 subjects that successfully completed 12-month follow-up. Subjects were randomized in a 1:1 ratio for the active (N=114) and the sham (N=106) treatments at 17 clinical sites in the United States. Adjusted mean change in total FSFI score at 12 months for the active group was 9.8 and the adjusted mean change for the sham group was 9.0, a difference of 0.8 (p=0.3942). There were no serious device-related adverse events reported. The treatment groups were well balanced, and the number of subjects lost to follow-up was as expected.

The Company has completed its final study report, and due to the trial’s outcome, we do not currently intend to pursue a sexual function or vaginal laxity label in the U.S. at this time.

510(k) Clearance from the U.S. Food and Drug Administration

In December 2020, we received clearance from the U.S. Food and Drug Administration, or FDA, under Section 510(k), to expand manufacturing capacity for consumable treatment tips used with our CMRF technology. The expansion of our manufacturing capabilities offers a significant reduction in tip manufacturing costs, strengthens our supply chain, reduces manufacturing risk, and positions us to support increases in treatment tip demand and utilization.

Recent Developments

Issuance of Novel U.S. Methods Patent for Stress Urinary Incontinence

In September 2020, the Company announced that the United States Patent and Trademark Office had issued U.S. Patent No. 10,779,874 covering Viveve’s unique method of treatment to address SUI in women. Viveve’s dual-energy technology has demonstrated its ability to activate fibroblasts and initiate collagen formation in underlying vaginal tissue in a non-invasive, painless, and comfortable procedure. When applied in the area of the urethra and tissue surrounding the bladder neck, the technology’s unique mechanism of action may strengthen and improve the function of connective tissues, improve vaginal structural integrity and reduce urethral hypermobility, a leading cause of SUI in women. The newly granted patent strengthens the Company’s intellectual property portfolio in advance of the launch of its U.S. pivotal PURSUIT clinical trial for SUI in women.

Clinical Advisory Board in Urinary Incontinence

In October 2020, the Company announced that it had formed a clinical advisory board of preeminent medical specialists in the field of urinary incontinence. The clinical advisory board will help guide the Company as it advances its SUI clinical development program and pivotal PURSUIT trial. The inaugural Clinical Advisory Board is comprised of six physician researchers and clinicians in urology and urogynecology specialties. Each member is a seasoned practitioner and key opinion leader in urinary incontinence treatments, experienced with novel technologies and their transition into medical practice.

Reverse Stock Split

On November 30, 2020, we filed a Certificate of Amendment to our Restated Certificate of Incorporation with the Secretary of State of the State of Delaware to effect a 1-for-10 reverse stock split of our issued and outstanding common stock. The reverse stock split became effective at 5:00 p.m. Eastern Time on December 1, 2020 and our common stock began trading on a split-adjusted basis on The Nasdaq Capital Market on December 2, 2020. All issued and outstanding common stock, options and warrants exercisable for common stock, restricted stock units, preferred stock conversions to common stock and per share amounts contained in our condensed consolidated financial statements have been retrospectively adjusted.

Corporate Information

On September 23, 2014, the Company (formerly PLC Systems, Inc.) completed a reverse acquisition and recapitalization pursuant to the terms and conditions of an Agreement and Plan of Merger, or the Merger Agreement, by and among PLC Systems Acquisition Corp., a wholly owned subsidiary of PLC Systems Inc., with and into Viveve, Inc., a Delaware corporation, or the Merger. In conjunction with the Merger, we changed our name from PLC Systems Inc. to Viveve Medical, Inc. to better reflect our new business. We are currently located at 345 Inverness Drive South, Building B, Suite 250, Englewood, Colorado 80112 and our telephone number is (720) 696-8100. Our website can be accessed at www.viveve.com. The information contained on or that may be obtained from our website is not a part of this prospectus. Viveve, Inc. operates as a wholly-owned subsidiary of Viveve Medical and was incorporated in 2005 by Jonathan Parmer, MD, an OBGYN physician.

“Viveve,” is a registered trademark. All other service marks, trademarks and trade names appearing in this prospectus are the property of their respective owners. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, these other companies.

THE OFFERING

Class A Units offered	We are offering 4,607,940 Class A Units. Each Class A Unit consists of one share of common stock and a 2021 Warrant to purchase one share of our common stock (together with the shares of common stock underlying such 2021 Warrants).

Public offering price per Class A Unit	$3.40 per Class A Unit

Class B Units offered

We are also offering to those purchasers whose purchase of Class A Units in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock, or the Beneficial Ownership Limitation, of our outstanding common stock following the consummation of this offering, the opportunity to purchase, in lieu of the number of Class A Units that would result in their ownership exceeding the Beneficial Ownership Limitation, 2,450,880 Class B units. Each Class B Unit consists of one share of Series C Preferred Stock, par value $0.0001 per share, and a 2021 Warrant to purchase one share of our common stock (together with the shares of our common stock underlying such shares of Series C Preferred Stock and 2021 Warrants).

Public offering price per Class B Unit	$3.40 per Class B Unit

Over-allotment option	The underwriter has the option to purchase up to 1,058,823 additional shares of common stock and/or 2021 Warrants to purchase up to 1,058,823 shares of common stock from us, solely to cover over-allotments, if any, at the price to the public less the underwriting discounts and commissions. The overallotment option is exercisable for 45 days from the date of this prospectus.

2021 Warrants	The 2021 Warrants will be exercisable beginning on the date of issuance and expire on the five (5) year anniversary of the date of issuance at an initial exercise price per share equal to $3.40 (subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock).

Series C Preferred Stock

Each share of Series C Preferred Stock is convertible at any time at the holder’s option into one share of common stock.

Notwithstanding the foregoing, we shall not effect any conversion of Series C Preferred Stock, with certain exceptions, to the extent that, after giving effect to an attempted conversion, the holder of shares of Series C Preferred Stock (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own more than the Beneficial Ownership Limitation.

Common stock to be outstanding before this offering	2,171,316 shares

Common stock to be outstanding immediately after this offering	6,779,256 shares, or 7,838,079 shares if the underwriter exercises in full its over-allotment option in respect of common stock only, assuming no conversion of Series C Preferred Stock and no exercise of the 2021 Warrants.

Series C Preferred Stock to be outstanding immediately after this offering	2,450,880 shares

Use of proceeds

We expect to use the net proceeds received from this offering to support the continued sales and marketing operations in North America and internationally, research and development and for general corporate and working capital purposes. For a more complete description of our anticipated use of proceeds from this offering, see “Use of Proceeds.”

Risk factors

This investment involves a high degree of risk. You should read the description of risks set forth under “Risk Factors” beginning on page 9 of this prospectus and the documents incorporated by reference herein for a discussion of factors to consider before deciding to purchase our securities.

No listing of Series C Preferred Stock or 2021 Warrants	There is no established public trading market for the 2021 Warrants or Series C Preferred Stock, and we do not expect an active trading market to develop. We do not intend to list the 2021 Warrants or the Series C Preferred Stock on any securities exchange or other trading market. Without an active trading market, the liquidity of the 2021 Warrants and the Series C Preferred Stock will be limited.

Registered securities	This prospectus also relates to the offering of the shares issuable upon conversion of the Series C Preferred Stock and upon exercise of the 2021 Warrants.

Nasdaq Capital Market trading symbol of common stock	"VIVE"

The number of shares of common stock to be outstanding after this offering as described in the above table is based on 2,171,316 shares of common stock outstanding as of September 30, 2020, and excludes as of that date:

●	975,605 shares of common stock issuable upon the exercise of stock options outstanding as of September 30, 2020, at a weighted-average exercise price of $19.82 per share;

●	1,771,107 shares of common stock issuable upon the exercise of warrants to purchase common stock as of September 30, 2020, at a weighted-average exercise price of $13.72 per share;

●	234 shares of common stock issuable upon vesting of deferred restricted stock awards under our 2013 Stock Option and Incentive Plan as of September 30, 2020;

●	476,994 shares of common stock reserved for future issuance under the Viveve Medical, Inc. Amended and Restated 2013 Stock Option and Incentive Plan as of September 30, 2020; and

●	2,270,261 shares of common stock issuable upon conversion of our Series B convertible preferred stock, or the Series B Preferred Stock.

Unless otherwise indicated, all information in this prospectus assumes no exercise by the underwriter of its option to purchase additional shares of common stock and/or 2021 Warrants to cover over-allotments, if any. Unless otherwise indicated, all share and per share information in this prospectus gives effect to the 1-for-10 reverse stock split of all of our outstanding shares of common stock effected on December 1, 2020.

RISK FACTORS

Investing in our securities includes a high degree of risk. Prior to making a decision about investing in our securities, you should consider carefully the specific factors discussed below, together with all of the other information contained in this prospectus and the documents incorporated by reference, including the risks identified under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2020, June 30, 2020 and September 30, 2020. Our business, financial condition, results of operations and prospects could be materially and adversely affected by these risks.

Risks Related to Our Business

We are dependent upon the success of the Viveve System, which has a limited commercial history. If the device fails to gain or loses market acceptance, our business will suffer.

In 2012, we began marketing the Viveve System (radiofrequency generator, handpiece and single-use treatment tips) and other ancillary consumables, in Canada, Hong Kong and Japan. Since then, we have expanded our market to a total of 51 countries, including the United States. Our continued success depends on our ability to significantly penetrate current or new markets. If demand for the Viveve System and Viveve treatment does not expand in new markets or does not increase in existing markets as we anticipate, or if demand declines, our business, financial condition and results of operations will be harmed.

We compete against companies that have more established products, longer operating histories and greater resources, which may prevent us from achieving significant market penetration or increased operating results.

The medical device and aesthetics markets are highly competitive and dynamic and are marked by rapid and substantial technological development and product innovations. Demand for the Viveve System could be diminished by equivalent or superior products and technologies developed by competitors. Specifically, Viveve competes against other offerings in these markets, including laser and other light-based medical devices, pharmaceutical and consumer products, surgical procedures and exercise therapies.

Competing in these markets could result in price-cutting, reduced profit margins and loss of market share, any of which would harm our business, financial condition and results of operations. Our ability to compete effectively depends upon our ability to distinguish our company, the Viveve System, and the Viveve treatment from our competitors and their products, on such factors as:

●	safety and effectiveness;

●	product pricing;

●	success of our marketing initiatives;

●	compelling clinical data;

●	intellectual property protection;

●	quality of customer support; and

●	development of successful distribution channels, both domestically and internationally.

Some of our competitors have more established products and customer relationships than we have, which could inhibit our market penetration efforts. For example, we may encounter situations where, due to pre-existing relationships, potential customers decide to purchase additional products from our competitors. Potential customers may need to recoup the cost of expensive products that they have already purchased to perform general surgical procedures for electrocoagulation and hemostasis, laser vaginal rejuvenation, or LVR, surgery or vaginoplasty and thus may decide not to purchase, or to delay the purchase of, the Viveve System. If we are unable to achieve continued market penetration, we will be unable to compete effectively, and our business will be harmed.

In addition, potential competitors could have significantly greater financial, research and development, manufacturing, and sales and marketing resources than we have and could utilize their greater resources to acquire or develop new technologies or products that could effectively compete with our existing product. Given the relatively few competitors currently in the market, any such action could exacerbate existing competitive pressures, which could harm our business.

We have limited data regarding the efficacy of the Viveve procedure. If future data is not positive or consistent with our prior experience, rates of physician adoption will likely be harmed.

Current reported studies of Viveve’s CMRF technology have investigated improvement in vaginal laxity, sexual function and SUI, where all patients enrolled in the trial received the same treatment without comparison to a control group. Clinical studies designed in a randomized, blinded and controlled fashion (e.g., assessing the efficacy of a product or therapy versus a placebo or sham group) represent the gold-standard in clinical trial design. A sham-controlled treatment or procedure refers to a procedure performed as a control and that is similar to the treatment or procedure under investigation without the key therapeutic element being investigated. Future clinical studies, which may be required to drive physician adoption or support regulatory clearance or approval, will likely require randomized, blinded and controlled trial designs. Since 2014, we conducted several randomized, blinded and sham-controlled clinical trials in Europe and Canada designed to demonstrate the efficacy of the Viveve procedure versus a sham-controlled procedure for the treatment of vaginal laxity and sexual function. In 2019, we reported clinical results for a randomized, double-blind, sham-controlled study conducted in Canada evaluating patients suffering from mild-to-moderate SUI. Statistical significance was not achieved on the primary endpoint of mean change from baseline on the one-hour Pad Weight Test at six months post-treatment compared to the control group, nor was statistical significance achieved for the exploratory endpoints. In April 2020, we reported the topline results of our VIVEVE II clinical trial consisting of a multicenter, randomized, double-blinded, sham-controlled study to evaluate the safety and efficacy of the company's proprietary, CMRF technology for the improvement of sexual function in women following vaginal childbirth. The data showed that the VIVEVE II study did not meet its primary endpoint of demonstrating a statistically significant improvement in the mean change from baseline in total Female Sexual Function Index (FSFI) score at 12 months. In July 2020, the Company received FDA approval of its IDE application to conduct its U.S. pivotal, multicenter PURSUIT trial for improvement of SUI in women, as well as FDA approval of requested amendments to the IDE protocol in December 2020. PURSUIT is a randomized, double-blinded, sham-controlled trial with an intended enrollment of approximately 390 subjects at up to 30 study sites in the U.S.

Additionally, we have not conducted any head-to-head clinical studies that compare results from treatment with the Viveve System to surgery or treatment with other therapies. Without head-to-head studies against competing alternative treatments, which we have no current plans to conduct, potential customers may not find clinical studies of our technology sufficiently compelling to purchase the Viveve System. If we decide to pursue additional studies in the future, such studies could be expensive and time consuming, and the data collected may not produce favorable or compelling results. If the results of such studies do not meet physicians’ expectations, the Viveve procedure may not become widely adopted, physicians may recommend alternative treatments for their patients, and our business may be harmed.

We currently have clearance to market the Viveve System in the U.S. for use in general surgical procedures for electrocoagulation and hemostasis but not for vaginal laxity, sexual function, or stress urinary incontinence. If we want to sell our device and single-use treatment tips in the U.S. for the treatment of vaginal laxity, sexual function, or stress urinary incontinence, we will need to obtain additional FDA clearance or approval, which may not be granted.

Developing and promoting our CMRF technology in additional countries for additional indications, including the U.S., is a key element of our future growth strategy. We currently do not have FDA clearance or approval to market the Viveve System in the U.S. for the treatment of vaginal laxity, sexual function, or stress urinary incontinence. We intend to seek clearance or approval for stress urinary incontinence from the FDA to expand our marketing efforts and have engaged with the FDA to help improve our likelihood of success. However, because the topline results from our VIVEVE II clinical trial did not meet the primary endpoint of demonstrating a statistically significant improvement in the mean change from baseline in total Female Sexual Function Index (FSFI) at 12 months, we no longer intend to pursue a sexual function or vaginal laxity label in the U.S.  We cannot predict whether we will receive clearance or approval for SUI. The FDA has required us to conduct clinical trials to support regulatory clearance or approval, which trials are time-consuming and expensive, and may produce results that do not result in clearance or approval of our FDA marketing application. In the event that we do not obtain FDA clearance or approval of the Viveve System for the treatment of stress urinary incontinence, we will be unable to promote it in the U.S. for that indication, and the ability to grow our revenues may be adversely affected.

Our business is not currently profitable, and we may not be able to achieve profitability even if we are able to generate significant revenue.

As of September 30, 2020, we have incurred losses since inception of approximately $215.1 million. In the nine months ended September 30, 2020, we incurred a loss of $17.2 million. In 2019 and 2018, we incurred losses of $42.5 million and $50.0 million, respectively. Even though our revenue may increase, we expect to incur significant additional losses while we grow and expand our business. We cannot predict if and when we will achieve profitability. Our failure to achieve and sustain profitability could negatively impact the market price of our common stock and may require us to seek additional financing for our business. There are no assurances that we will be able to obtain any additional financing or that any such financing will be on terms that are favorable to us.

If there is not sufficient consumer demand for the procedures performed with our products, demand for our products could decline, which would adversely affect our operating results.

The medical device and aesthetic markets in which we operate are particularly vulnerable to economic trends. The procedures performed using the Viveve System are elective procedures that are not currently reimbursable through government or private health insurance. The cost of these elective procedures must be borne by the patient. As a result, the decision to undergo a procedure that uses our products may be influenced by the cost.

Consumer demand, and therefore our business, is sensitive to a number of factors that affect consumer spending, including political and macroeconomic conditions, health of credit markets, disposable consumer income levels, consumer debt levels, interest rates, consumer confidence and other factors. If there is not sufficient consumer demand for the procedures performed with our products, practitioner demand for our products would decline, and our business would suffer.

It is difficult to forecast future performance, which may cause our financial results to fluctuate unpredictably.

Our limited operating history makes it difficult to predict future performance. Additionally, the demand for the Viveve System may vary from quarter to quarter. A number of factors, over which we have limited or no control, may contribute to fluctuations in our financial results, such as:

●	delays in receipt of anticipated purchase orders;

●	performance of our independent distributors;

●	positive or negative media coverage of the Viveve treatment or products of our competitors;

●	our ability to obtain further regulatory clearances or approvals;

●	delays in, or failure of, product and component deliveries by our subcontractors and suppliers;

●	customer response to the introduction of new product offerings; and

●	fluctuations in foreign currency.

Our limited operating history has limited our ability to determine an appropriate sales price for our products.

Our historical operating performance has limited our ability to determine the proper sales or lease prices for the Viveve System and the single-use treatment tips. Establishing appropriate pricing for our capital equipment and components has been challenging because there have not existed directly comparable competitive products. We may experience similar pricing challenges in the future as we enter new markets or introduce new products, which could have an unanticipated negative impact on our financial performance.

If there is not sufficient patient demand for our treatments, practitioner demand for the Viveve System could drop, resulting in lower revenue and unfavorable operating results.

All procedures performed using the Viveve System are elective procedures, the cost of which must be borne by the patient and are not currently reimbursable through government or private health insurance. The decision to undergo a Viveve treatment is thus driven by consumer demand, which may be influenced by a number of factors, such as:

●	whether our marketing efforts directed toward increasing consumer awareness of the Viveve treatment, for which we have limited experience and resources and indications, are successful;

●	the extent to which physicians recommend the Viveve treatment to their patients;

●	the cost, safety and effectiveness of the Viveve procedure versus alternative treatments;

●	general consumer sentiment about the benefits and risks of such procedures; and

●	consumer confidence, which may be impacted by economic and political conditions.

Our financial performance could be materially harmed in the event that any of the above factors discourage patients from seeking the Viveve treatment.

The failure of the Viveve treatment to meet patient expectations or the occurrence of unpleasant side effects from a Viveve treatment could impair our financial performance.

Our future success depends upon patients having a positive experience with the Viveve treatment in order to increase physician demand for our products, as a result of positive feedback and word-of-mouth referrals. Patients may be dissatisfied if their expectations of the procedure, side effects and results, among other things, are not met. Despite what we believe to be the safety of the Viveve treatment, patients may experience undesirable side-effects such as temporary swelling or reddening of the treated tissue. Experiencing any of these side effects could discourage a patient from completing a Viveve treatment or discourage a patient from having future procedures or referring the Viveve procedure to others. In order to generate referral business, we believe that patients must be satisfied with the effectiveness of the Viveve treatment. Results obtained from the procedure are subjective and may be subtle. The Viveve treatment may produce results that may not meet patients’ expectations. If patients are not satisfied with the procedure or feel that it is too expensive for the results obtained, our reputation and future sales will suffer.

Our success depends on growing physician adoption of the Viveve System and continued use of treatment tips.

Some of our target physician customers already own self-pay device products. Our ability to grow our business and convince physicians to purchase or rent a Viveve System depends on the success of our sales and marketing efforts. Our business model involves both an equipment rental or purchase and continued purchases by our customers of single-use treatment tips and ancillary consumables. This may be a novel business model for many potential customers who may be used to competing products that are exclusively capital equipment, such as many laser-based systems. We must be able to demonstrate that the cost of the Viveve System and the revenue that the physician can derive from performing procedures using it are compelling when compared to the cost and revenue associated with alternative products or therapies. When marketing to plastic surgeons, we must also, in some cases, overcome a bias against non-invasive procedures. If we are unable to increase physician adoption of our device and use of the treatment tips, our financial performance will be adversely affected.

Our revenue may suffer due to our transition of U.S. sales from a capital equipment sales model to a recurring revenue rental model

In June 2019, U.S. sales of the Viveve System transitioned from a capital equipment sales model to a recurring revenue rental model. The new U.S. commercial sales model is intended to lower up-front costs for customers and thus lower hurdles to adoption, increase placement rates, and improve profitability by reducing selling time per unit. The transition has resulted in reduced revenue in 2019 per unit placed, which is projected to be offset by higher unit placements and improved revenue performance in the long term. While physician adoption rates have increased since this transition, the unit placements in the long-term may not be sufficient to offset the reduced revenue per unit placed.

To successfully market and sell the Viveve System internationally, we must address many issues with which we have limited experience.

Sales outside the U.S. accounted for 44%, 27% and 28% of our revenue during the year ended December 31, 2019, 2018 and 2017, respectively. International sales are subject to a number of risks, including:

●	difficulties in staffing and managing international operations;

●	difficulties in penetrating markets in which our competitors’ products may be more established;

●	reduced or no protection for intellectual property rights in some countries;

●	export restrictions, trade regulations and foreign tax laws;

●	fluctuating foreign currency exchange rates;

●	foreign certification and regulatory clearance or approval requirements;

●	difficulties in developing effective marketing campaigns for unfamiliar, foreign countries;

●	customs clearance and shipping delays;

●	compliance with anti-bribery laws such as U.S. Foreign Corrupt Practices Act and its foreign counterparts;

●	political and economic instability; and

●	preference for locally produced products.

If one or more of these risks were realized, it could require us to dedicate significant resources to remedy the situation, and even if we are able to find a solution, our revenues may still decline.

If we violate the U.S. Foreign Corrupt Practices Act or applicable anti-bribery laws in other countries our business could be harmed.

We earn a significant portion of our total revenues from international sales. As a result, we are subject to the U.S. Foreign Corrupt Practices Act (FCPA), which generally prohibits U.S. companies and their intermediaries from making corrupt payments to foreign officials for the purpose of obtaining or keeping business or otherwise obtaining favorable treatment and requires companies to maintain appropriate record-keeping and internal accounting practices to accurately reflect the transactions of the Company. The FCPA applies to companies, individual directors, officers, employees and agents. Under the FCPA, U.S. companies may be held liable for actions taken by agents or local partners or representatives. In addition, the government may seek to hold us liable for successor liability FCPA violations committed by companies which we acquire. We are also subject to the U.K. Bribery Act and may be subject to certain anti-corruption laws of other countries in which we do business. If we or our intermediaries fail to comply with the requirements of the FCPA or the anti-corruption laws of other countries, governmental authorities in the U.S. or other countries could seek to impose civil and/or criminal penalties, which could have a material adverse effect on our business, results of operations, financial conditions and cash flows.

We depend on distributors to market and sell the Viveve System internationally. If they are not successful, our marketing and sales efforts will be harmed.

We currently depend exclusively on third-party distributors to sell and service the Viveve System internationally and to train our international customers, and if these distributors terminate their relationships with us or under-perform, we may be unable to maintain or increase our level of international revenue. We will also need to engage additional international distributors to grow our business and expand the territories in which we sell the Viveve System. Distributors may not commit the necessary resources to market, sell and service our device to the level of our expectations. If current or future distributors do not perform adequately, or if we are unable to engage distributors in particular geographic areas, our revenue from international operations will be adversely affected.

The current pandemic of COVID-19 and the future outbreak of other highly infectious or contagious diseases, could seriously harm our research and development, manufacturing and commercialization efforts, increase our costs and expenses and have a material adverse effect on our business, financial condition and results of operations.

Broad-based business or economic disruptions caused by the COVID-19 pandemic could adversely affect our ongoing or planned research and development activities, our manufacturing operations and our commercialization efforts. COVID-19 originated in Wuhan, China, and has since spread globally. To date, the COVID-19 pandemic has caused significant disruptions to the U.S. and global economies and has contributed to significant volatility and negative pressure in financial markets. The global impact of the outbreak is continually evolving and, as additional cases of the virus are identified, many countries, including the U.S., have reacted by instituting quarantines, restrictions on travel and mandatory closures of businesses. Certain states and cities, including where we or the third parties with whom we engage operate, have also reacted by instituting quarantines, restrictions on travel, “shelter in place” rules, restrictions on types of business that may continue to operate, and/or restrictions on the types of projects that may continue. However, these government policies and directives are subject to change and many companies, including ours, maintain a work-from-home policy for office employees and sales representatives, and have implemented policies for our researchers and manufacturing workers designed to provide for a safe environment while maintaining progress on important laboratory research and commercial product supply.

The extent to which the COVID-19 pandemic, or the future outbreak of any other highly infectious or contagious diseases, impacts our product development, manufacturing capabilities, sales and marketing operations, future nonclinical studies and clinical trials and commercialization efforts will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of such pandemic, the actions taken to contain the pandemic or mitigate its impact, and the direct and indirect economic effects of the pandemic and containment measures, among others. The rapid development and fluidity of this situation precludes any prediction as to the full adverse impact of the COVID-19 pandemic. Nevertheless, the COVID-19 pandemic may adversely affect our business, financial condition and results of operations, and it may have the effect of heightening many of the risks described herein, including the below.

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As announced on March 30, 2020, to help slow the spread of COVID-19, most of our employees have been operating under a work from home policy in accordance with guidance issued by the Centers for Disease Control and Prevention, or CDC, the World Health Organization, or WHO, and state and local authorities. As such, our sales representatives are not visiting provider offices, which we believe is a necessary step to help protect patient health and facilitate providers’ attention to direct patient care during this challenging situation. As a result, our commercial operations have been adversely impacted and will continue to be impacted for the duration that our sales representatives are unable to continue their normal operations.

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Effective March 30, 2020, our organization, with the exception of a limited number of essential roles, operated under a reduction in hours or, in certain cases, furlough for approximately six weeks. Although much of the organization has since been brought back to full hours, in the future, it may be necessary to return to work-from-home arrangements for our employees because of restrictions related to COVID-19 and, as a result, we may again determine to reduce hours or, in certain cases, furlough employees. In such a case, our employees could find alternative employment and leave the Company, and we cannot assure that our staff, when it returns from any such reduction in hours, operates at the same level of effectiveness as before the reduction of hours. In addition, adoption of work-from-home requirements could increase our cyber security risk, create data accessibility concerns, and make us more susceptible to communication disruptions, any of which could adversely impact our business operations.

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Given the economic downturn and increased unemployment in the U.S. related to COVID-19, millions of individuals have lost or will be losing their employer-based insurance coverage, which may adversely affect our ability to commercialize our products. In addition, market disruption and rising unemployment caused by the COVID-19 pandemic may lead to delays in obtaining insurance coverage and reimbursement of products as well as an increase in the numbers of uninsured patients and patients who may no longer be able to afford their co-insurance or co-pay obligations.

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We are currently evaluating the Viveve System and Viveve treatment in clinical trials. However, the COVID-19 pandemic may have an impact on the timing of conducting these trials, including initiation, opening of clinical trial sites and enrollment of patients. We are aware that some trial sponsors have encountered challenges in conducting clinical activities during the ongoing COVID-19 pandemic, including site closures and restrictions on site visits, and we may similarly experience such challenges in our planned clinical trials.

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We currently rely on third parties to, among other things, manufacture and repair of key elements of the Viveve System. If any such third parties in our supply chain for materials are adversely impacted by restrictions resulting from the COVID-19 pandemic, including staffing shortages, production slowdowns and disruptions in delivery systems, our supply chain may be disrupted.

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Health regulatory agencies globally may experience disruptions in their operations as a result of the COVID-19 pandemic. The FDA and comparable foreign regulatory agencies may have slower response times or be under-resourced to continue to monitor our clinical trials and, as a result, review, inspection, and other timelines may be materially delayed. For example, in April 2020, the FDA stated that its New Drug Program was continuing to meet program user fee performance goals, but due to many agency staff working on COVID-19 activities, it was possible that the FDA would not be able to sustain that level of performance indefinitely. It is unknown how long these disruptions could continue, were they to occur. Any elongation or de-prioritization of our clinical trials or delay in regulatory review resulting from such disruptions could materially affect the development and study of the Viveve System.

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The trading prices for our common stock and other specialty pharmaceutical companies have been highly volatile as a result of the COVID-19 pandemic. As a result, we may face difficulties raising capital through sales of our common stock or such sales may be on unfavorable terms. In addition, a recession, depression or other sustained adverse market event resulting from the COVID-19 pandemic could materially and adversely affect our business and the value of our common stock.

As a result of the COVID-19 pandemic, our commercial activities, manufacturing operations and clinical development progress, data and timelines, and general business operations, could be delayed or materially harmed, and our business, prospects, financial condition, and results of operations would suffer as a result.

We may not be entitled to forgiveness of our recently received Paycheck Protection Program, or PPP, Loan, and our application for the PPP Loan could in the future be determined to have been impermissible or could result in damage to our reputation.

In April 2020, we received proceeds of approximately $1.343 million from a loan under the CARES Act PPP, a portion of which may be forgiven, which we intend to use to retain employees, maintain payroll and make lease and utility payments. In October 2020, the Company was notified that the terms of its PPP Loan have been modified. The amount of time that the Company has to spend the proceeds of the PPP Loan, or the covered period, has been extended from 8 weeks to 24 weeks. The date to begin repaying unforgiven portions of the PPP loan has also been extended from six months after the funding date to up to 10 months after the end of the covered period (approximately 16 months from the funding date) depending on when the Company applies for forgiveness. The SBA will also cover interest on the forgiveness portion of the loan during this period. There has been no change to the maturity date of the loan. All PPP loans must be repaid or forgiven within two years after the funding date. A portion of the PPP Loan may be forgiven by the Small Business Administration, or SBA, upon our application beginning 60 days but not later than 120 days after loan approval and upon documentation of expenditures in accordance with the SBA requirements. Under the CARES Act and pursuant to the Note Agreement, loan forgiveness is available for the sum of documented payroll costs, covered rent payments, covered mortgage interest and covered utilities during the eight week period beginning on the date of loan approval. Not more than 25% of the forgiven amount may be for non-payroll costs. The amount of the PPP Loan eligible to be forgiven is reduced if our full-time headcount declines or if salaries and wages for employees with salaries of $100,000 or less annually are reduced by more than 25%. Under the CARES Act, we will be required to repay any portion of the outstanding principal that is not forgiven, along with accrued interest, and we cannot provide any assurance that we will be eligible for loan forgiveness or that any amount of the PPP Loan will ultimately be forgiven by the SBA.

In order to apply for the PPP Loan, we were required to certify, among other things, that the current economic uncertainty made the PPP Loan request necessary to support our ongoing operations. We made this certification in good faith after analyzing, among other things, our financial situation and access to alternative forms of capital, and believe that we satisfied all eligibility criteria for the PPP Loan, and that our receipt of the PPP Loan was consistent with the broad objectives of the CARES Act PPP. At the time that we had made such certification, we had missed more than one payroll payment for our employees and entered into the Funding Agreement in order to assist us with making such payroll payments, and could not predict with any certainty whether we would be able to raise the necessary financing to support continued operations, including, but not limited to, making such payroll payments. Our situation has subsequently improved, as a result of, among other things, our closing of two registered direct offerings in June 2020, and as a result of the funds that we received from the PPP Loan. The certification described above that we were required to provide in connection with our application for the PPP Loan did not contain any objective criteria and was subject to interpretation. However, on April 23, 2020, the SBA issued guidance stating that it is unlikely that a public company with substantial market value and access to capital markets will be able to make the required certification in good faith. The lack of clarity regarding loan eligibility under the CARES Act PPP has resulted in significant media coverage and controversy with respect to public companies applying for and receiving loans. If, despite our good-faith belief that we satisfied all eligible requirements for the PPP Loan, we are later determined to have violated any of the laws or governmental regulations that apply to us in connection with the PPP Loan, such as the False Claims Act, or it is otherwise determined that we were ineligible to receive the PPP Loan, we may be subject to penalties, including significant civil, criminal and administrative penalties, and could be required to repay the PPP Loan in its entirety. In addition, our receipt of the PPP Loan may result in adverse publicity and damage to our reputation, and a review or audit by the SBA or other government entity or claims under the False Claims Act could consume significant financial and management resources.

We currently have limited sales and marketing resources or experience and failure to build and manage a sales force or to market and distribute the Viveve System effectively could have a material adverse effect on our business.

Our sales and marketing organization is structured so that we rely on a direct sales force to sell the Viveve System in the United States. However, in the first quarter of 2019, we reorganized and reduced the number of direct sales reps selling our products. Additionally, in response to the COVID-19 crisis, the Company implemented a series of significant cost-cutting actions in the second quarter of 2020, including the furlough of 31 full-time employees throughout the entire organization, designed to reduce expenses and reposition resources to support the Company’s current customers and its pivotal clinical development program for our CMRF technology in the treatment of SUI. These corporate actions included an approximate two-thirds reduction of the direct sales organization. We believe our reorganization in 2019 and the operational changes implemented in 2020 related to the COVID-19 crisis will help reduce our operating expenses. We do not currently anticipate making any significant changes to our international distribution network.

Our reorganization and other operational changes may not have the desired effect of reducing our operating expenses and may result in a disruption to our business, adversely affect our sales and marketing organization and make it more difficult to retain qualified personnel. In addition, our management may divert a disproportionate amount of time away from its day-to-day activities to devoting a substantial amount of time to managing the reorganization which may increase our expenses. Our future financial performance and ability to compete effectively will depend, in part, on our ability to effectively manage the reorganization and future growth. To that end, we must be able to:

●	hire qualified individuals as needed;

●	provide adequate training for the effective sale of our device; and

●	retain and motivate sales employees.

We may not be able to accomplish these tasks, which could harm our financial results and have a material adverse effect on our business.

Competition among providers of devices for the medical device and aesthetics markets is characterized by rapid innovation, and we must continuously innovate technology and develop new products or our revenue may decline.

While we attempt to protect our technology through patents and other intellectual property rights, there are few barriers to entry that would prevent new entrants or existing competitors from developing products that compete directly with our products. For example, while we believe our monopolar RF technology maintains a strong intellectual property position, there may be other companies employing competing technologies which claim to have a similar clinical effect to our technology. Additionally, there are others who may market monopolar RF technology for competing purposes in a direct challenge to our intellectual property position. As we continue to create market demand for a non-surgical, non-invasive way to treat vaginal laxity, sexual dysfunction, and SUI competitors may enter the market with other products making similar or superior claims. We expect that any competitive advantage we may enjoy from our current and future innovations may diminish over time, as companies successfully respond to our innovations, or create their own. Consequently, we believe that we will have to continuously innovate and improve our technology or develop new products to compete successfully. If we are unable to develop new products or innovate successfully, the Viveve System could become obsolete and our revenue will decline as our customers purchase competing products.

We outsource the manufacturing and repair of key elements of the Viveve System to a single manufacturing partner.

We outsource the manufacture and repair of the Viveve System to a single contract manufacturer, Stellartech. If Stellartech’s operations are interrupted or if Stellartech is unable to meet our delivery requirements due to capacity limitations or other constraints, we may be limited in our ability to fulfill new customer orders or to repair equipment at current customer sites, and we may be required to seek new manufacturing partners in the future. Stellartech has limited manufacturing capacity, is itself dependent upon third-party suppliers and is dependent on trained technical labor to effectively repair components making up the Viveve System. In addition, Stellartech is a medical device manufacturer and is required to demonstrate and maintain compliance with the FDA’s Quality System Regulation, or QSR. If Stellartech or any future manufacturing partner fails to comply with the FDA’s QSR, its manufacturing and repair operations could be halted. In addition, both the availability of our product to support the fulfillment of new customer orders as well as our ability to repair those products installed at current customer sites would be impaired. In addition, as of the date of this report, the development and manufacturing agreement under which Viveve and Stellartech operate has expired without any subsequent extension or renewal by the parties and the minimum conditions to the licenses granted therein have not been satisfied by us. Although the parties continue to operate under the terms of this agreement, our manufacturing operations could be adversely impacted if we are unable to enforce Stellartech’s performance under this agreement, or enter into a new agreement with Stellartech, or a potential new manufacturer, if necessary, upon favorable terms or at all.

Our manufacturing operations and those of our key manufacturing subcontractors are dependent upon third-party suppliers, making us vulnerable to supply shortages and price fluctuations, which could harm our business.

The single source supply of the Viveve System from Stellartech could not be replaced without significant effort and delay in production. Also, several other components and materials that comprise our device are currently manufactured by a single supplier or a limited number of suppliers. In many of these cases, we have not yet qualified alternate suppliers and we rely upon purchase orders, rather than long-term supply agreements. A supply interruption or an increase in demand beyond our current suppliers’ capabilities could harm our ability to manufacture the Viveve System until new sources of supply are identified and qualified. Our reliance on these suppliers subjects us to a number of risks that could harm our business, including:

●	interruption of supply resulting from modifications to or discontinuation of a supplier’s operations;

●	delays in product shipments resulting from uncorrected defects, reliability issues or a supplier’s variation in a component;

●	a lack of long-term supply arrangements for key components with our suppliers;

●	inability to obtain adequate supply in a timely manner, or to obtain adequate supply on commercially reasonable terms;

●	difficulty locating and qualifying alternative suppliers for our components in a timely manner;

●	production delays related to the evaluation and testing of products from alternative suppliers, and corresponding regulatory qualifications;

●	delay in delivery due to suppliers prioritizing other customer orders over our orders;

●	damage to our brand reputation caused by defective components produced by our suppliers;

●	increased cost of our warranty program due to product repair or replacement based upon defects in components produced by our suppliers; and

●	fluctuation in delivery by our suppliers due to changes in demand from us or from their other customers.

Any interruption in the supply of components or materials, or our inability to obtain substitute components or materials from alternate sources at acceptable prices in a timely manner, could impair our ability to meet the demand of our customers, which would have an adverse effect on our business.

If, in the future, we decide to perform additional manufacturing functions internally that we currently outsource, our business could be harmed by our limited manufacturing experience and related capabilities.

In the future, for financial or operational purposes, we may elect to perform component or system manufacturing functions internally. Our limited experience with manufacturing processes could lead to difficulties in producing sufficient quantities of manufactured items that meet our quality standards and that comply with applicable regulatory requirements in a timely and cost-effective manner. In addition, if we experience these types of manufacturing difficulties, it may be expensive and time consuming to engage a new or previous subcontractor or supplier to fulfill our replacement manufacturing needs. The occurrence of any of these events could harm our business.

If the Viveve System malfunctions or if we discover a manufacturing defect that could lead to a malfunction, we may have to initiate a product recall or replace components, which could adversely impact our business.

Problems in our manufacturing processes, or those of our manufacturers or subcontractors, which lead to an actual or possible malfunction in any of the components of our device, may require us to recall product from customers or replace components and could disrupt our operations. Our results of operations, reputation and market acceptance of our products could be harmed if we encounter difficulties in manufacturing that result in a more significant issue or significant patient injury and delays our ability to fill customer orders.

We may not be able to develop an alternative cooling module that will be in compliance with changing environmental regulations in a timely or cost-effective manner.

Our cooling module relies upon a hydrofluorocarbon, or HFC, called R134a, to protect the outer layer of the tissue from over-heating while the device delivers RF energy to the submucosal tissue. New environmental regulations phasing out HFCs over the next decade have been adopted or are under consideration in a number of countries. Since 2007, European Union directives aimed at the automotive industry require the phase-out of HFCs and prohibit the introduction of new products incorporating HFCs and it is currently anticipated that such directives may impact the medical device industry. As a result, if we are unable to develop an alternative cooling module for our device which is not dependent on HFCs in a timely or cost-effective manner, the Viveve System may not be in compliance with environmental regulations, which could result in fines, civil penalties and the inability to sell our products in certain major international markets.

In addition, the impending restrictions on HFCs have reduced their current availability, as suppliers have less of an incentive to expand production capacity or maintain existing capacity. This change in supply could expose us to supply shortages or increased prices for R134a, which could impair our ability to manufacture our device and adversely affect our results or operations. HFCs may also be classified by some countries as a hazardous substance and, therefore, subject to significant shipping surcharges that may negatively impact profit margins.

We rely on a limited number of suppliers and third-party manufacturers, and if they are unable or unwilling to continue to work with us, our business could be materially adversely affected.

We rely on a limited number of suppliers and third-party manufacturers. Our reliance on them increases our risk since in the event of an interruption from one or more of them, we may not be able to develop alternative resources without incurring additional costs or delays.

We forecast sales to determine requirements for components and materials used in Viveve procedures, and if our forecasts are incorrect, we may experience delays in shipments or increased inventory costs.

We keep limited materials, components and finished product on hand. To manage our manufacturing operations with our suppliers, we forecast anticipated product orders and material requirements to predict our inventory needs up to twelve months in advance and enter into purchase orders on the basis of these requirements. Our limited historical experience may not provide us with enough data to accurately predict future demand. If our business expands, our demand for components and materials would increase and our suppliers may be unable to meet our demand. If we overestimate our component and material requirements, we will have excess inventory, which would increase our expenses. If we underestimate our component and material requirements, we may have inadequate inventory, which could interrupt, delay or prevent delivery of the Viveve System to our customers. Any of these occurrences would negatively affect our financial performance and the level of satisfaction that our customers have with our business.

Even though we require training for users of the Viveve System, and we do not sell it to non-physicians, there exists a potential for misuse, which could harm our reputation and our business.

Outside of the U.S., our independent distributors sell in many jurisdictions that do not require specific qualifications or training for purchasers or operators of the Viveve System. We do not supervise the procedures performed with the device, nor can we be assured that direct physician supervision of our equipment occurs according to our recommendations. We and our distributors require purchasers of our device to undergo an initial training session as a condition of purchase, but do not require ongoing training. In addition, we prohibit the sale of the device to companies that rent it to third parties, but we cannot prevent an otherwise qualified physician from contracting with a rental company in violation of his or her purchase agreement with us.

In the U.S., we only sell the Viveve System to licensed physicians who have met certain training requirements. However, current federal regulations will allow us to sell our device to “licensed practitioners,” The definition of “licensed practitioners” varies from state to state. As a result, the Viveve System may be operated by licensed practitioners with varying levels of training, and in many states by non-physicians, including physician assistants, registered nurses and nurse practitioners. Thus, in some states, the definition of “licensed practitioner” may result in the legal use of the Viveve System by non-physicians.

The use of our device by non-physicians, as well as noncompliance with the operating guidelines set forth in our training programs, may result in product misuse and adverse treatment outcomes, which could harm our reputation and expose us to costly product liability litigation.

Product liability suits could be brought against us due to defective design, labeling, material or workmanship, or misuse of the Viveve System, and could result in expensive and time-consuming litigation, payment of substantial damages and an increase in our insurance rates.

If the Viveve System is defectively designed, manufactured or labeled, contains defective components or is misused, we may become subject to substantial and costly litigation by our customers or their patients. Misusing the device or failing to adhere to operating guidelines could cause serious adverse events. In addition, if our operating guidelines are found to be inadequate, we may be subject to liability. We may, in the future, be involved in litigation related to the use of the device. Product liability claims could divert management’s attention from our business, be expensive to defend and result in sizable damage awards against us. We may not have sufficient insurance coverage for all future claims. We may not be able to obtain insurance in amounts or scope sufficient to provide us with adequate coverage against all potential liabilities. Any product liability claims brought against us, with or without merit, could increase our product liability insurance rates or prevent us from securing continuing coverage, could harm our reputation in the industry and reduce product sales. Product liability claims in excess of our insurance coverage would be paid out of cash reserves, harming our financial condition and adversely affecting our operating results.

After-market modifications to treatment tips by third parties and the development of counterfeit products could reduce our sales, expose us to product liability litigation and dilute our brand quality.

Third parties may introduce adulterated after-market modifications to our treatment tips, which enable re-use of treatment tips in multiple procedures. Because the treatment tips are designed to withstand a finite number of pulses, modifications intended to increase the number of pulses could result in patient injuries caused by the use of worn-out or damaged treatment tips. In addition, third parties may seek to develop counterfeit products that are compatible with the Viveve System and available to practitioners at lower prices. If security features incorporated into the design of the device are unable to prevent after-market modifications to the treatment tips or the introduction of counterfeit products, we could be subject to reduced sales, product liability lawsuits resulting from the use of damaged or defective goods and damage to our reputation.

A data breach or cyberattack affecting our devices, information technology systems, or protected data could expose us to regulatory liability and litigation and dilute our brand quality.

Our information technology systems and the Viveve System, like other medical devices with software that may be accessible in some manner to users, are vulnerable to security breaches, cyberattacks, malicious intrusion, breakdown, destruction, loss of data privacy, or other significant disruption. We also collect, manage, and process protected personal information, including health information, in connection with our operations. A significant breach, attack, or other disruption could result in adverse consequences, including increased costs and expenses, regulatory inquiries, litigation, problems with product functionality, reputational damage, lost revenue, and fines or penalties. We invest in systems and technology and in the protection of our products and data to reduce the risk of an attack or other significant disruption. However, there can be no assurance that these measures and efforts will prevent future attacks or other significant disruptions to our information technology systems and the Viveve System. Additionally, Viveve products have no WiFi nor do they contain a receiver or transmitter, dramatically reducing the risk of a cyberattack. However, there can be no assurance that these measures and efforts will prevent future attacks or other significant disruptions to our information technology systems and the Viveve System.

We depend on skilled and experienced personnel to operate our business effectively. If we are unable to recruit, hire and retain these employees, our ability to manage and expand our business will be harmed, which would impair our future revenue and profitability.

Our success largely depends on the skills, experience and efforts of our officers and other key employees. While we have employment contracts with our Chief Executive Officer and our Vice President of Finance and Administration (Principal Accounting and Financial Officer), these officers and other key employees may terminate their employment at any time. The loss of any senior management team members could weaken our management expertise and harm our business.

Our ability to retain our skilled labor force and our success in attracting and hiring new skilled employees will be a critical factor in determining whether we will be successful in the future. We may not be able to meet our future hiring needs or retain existing personnel. We will face particularly significant challenges and risks in hiring, training, managing and retaining engineering and sales and marketing employees, as well as independent distributors, most of whom are geographically dispersed and must be trained in the use of our device and benefits of the Viveve System and treatment. Failure to attract and retain personnel, particularly technical and sales and marketing personnel, would materially harm our ability to compete effectively and grow our business.

Any acquisitions or in-licenses that we make could disrupt our business and harm our financial condition.

We expect to evaluate potential strategic acquisitions of complementary businesses, products or technologies. We may also consider joint ventures and other collaborative projects, including in-license opportunities. We may not be able to identify appropriate acquisition candidates or strategic partners, or successfully negotiate, finance or integrate acquisitions of any businesses, products or technologies, as applicable, on favorable terms or at all. Furthermore, the integration of any acquisition or in-license and management of any collaborative project may divert management’s time and resources from our business and disrupt our operations. We do not have any experience with acquiring companies or products or in-licensing of technologies. If we decide to expand our product offerings, we may spend time and money on projects that do not increase our revenues. Our inability to identify and secure such opportunities may harm our financial condition and our ability to compete and grow our business.

Our ability to use our net operating losses to offset future taxable income may be subject to certain limitations which could affect our ability to realize tax benefits from our net operating losses.

Our ability to use our net operating losses to offset future taxable income may be subject to certain limitations. As of December 31, 2019, we had federal and state net operating loss carryforwards, or NOLs, of approximately $77.3 million and $6.2 million, respectively, due to prior period losses. In general, under Section 382 of the Internal Revenue Code of 1986, as amended, or the Code, a corporation that undergoes an “ownership change” can be subject to limitations on its ability to utilize its NOLs to offset future taxable income. Our existing NOLs may be subject to limitations arising from past ownership changes, including in connection with this offering. Future changes in our stock ownership, some of which are outside of our control, could result in an ownership change under Section 382 of the Code.  In addition, under the Tax Cuts and Jobs Act, the Tax Act, the amount of future NOLs that we are permitted to deduct in any taxable year is limited to 80% of our taxable income in such year, where taxable income is determined without regard to the NOL deduction itself. In addition, the Tax Act generally eliminates the ability to carry back any future NOL to prior taxable years, while allowing unused future NOLs to be carried forward indefinitely. There is a risk that due to changes under the Tax Act, regulatory changes, or other unforeseen reasons, our existing NOLs could expire or otherwise be unavailable to offset future income tax liabilities. For these reasons, we may not be able to realize a tax benefit from the use of our NOLs, whether or not we attain profitability.

Risks Related to Regulatory Matters

We or our distributors may be unable to obtain or maintain international regulatory clearances or approvals for our current or future products, or our distributors may be unable to obtain necessary qualifications, which could harm our business.

Sales of the Viveve System internationally are subject to foreign regulatory requirements that vary widely from country to country. In addition, the FDA regulates exports of medical devices from the U.S. Complying with international regulatory requirements can be an expensive and time-consuming process, and marketing approval or clearance is not certain. The time required to obtain clearances or approvals, if required by other countries, may be longer than that required for FDA clearance or approvals, and requirements for such clearances or approvals may significantly differ from FDA requirements. We may rely on third-party distributors to obtain regulatory clearances and approvals required in other countries, and these distributors may be unable to obtain or maintain such clearances or approvals. Our distributors may also incur significant costs in attempting to obtain and in maintaining foreign regulatory approvals or clearances, which could increase the difficulty of attracting and retaining qualified distributors. If our distributors experience delays in receiving necessary qualifications, clearances or approvals to market our products outside the U.S., or if they fail to receive those qualifications, clearances or approvals, we may be unable to market our products or enhancements in international markets effectively, or at all.

Foreign governmental authorities that regulate the manufacture and sale of medical devices have become increasingly stringent and, to the extent we market and sell our products outside of the U.S., we may be subject to rigorous international regulation in the future. In these circumstances, we would be required to rely on our foreign independent distributors to comply with the varying regulations, and any failures on their part could result in restrictions on the sale of our product in foreign countries.

If we fail to maintain regulatory approvals and clearances, or if we are unable to obtain, or experience significant delays in obtaining, FDA clearances or approvals for the Viveve System or any future products we may develop or acquire, including product enhancements, our business and results of operations could be adversely affected.

The Viveve System is, and any future products we may acquire or develop will be, subject to rigorous regulation by the FDA and numerous other federal, state and foreign governmental authorities. The process of obtaining regulatory clearances or approvals to market a medical device can be costly and time consuming, and we may not be able to obtain these clearances or approvals on a timely basis, if at all. In particular, the FDA permits commercial distribution of a new medical device only after the device has received clearance under section 510(k) of the Federal Food, Drug, and Cosmetic Act, or FDCA, (unless the device is exempt from the 510(k) requirements), has been classified pursuant to a de novo classification request, or is the subject of an approved premarket approval application, or PMA. The FDA will permit marketing of a lower risk medical device through the 510(k) process if the manufacturer demonstrates that the new product is substantially equivalent to a previously cleared and legally marketed device or a device that was in commercial distribution before May 28, 1976 for which the FDA has not yet called for the submission of PMA, referred to as a predicate device. Devices deemed to pose the greatest risk, such as life-sustaining, life-supporting, or implantable devices, or devices not deemed substantially equivalent to a previously cleared device, require the approval of a PMA, unless a de novo submission is appropriate. The PMA process is more costly, lengthy and uncertain than the 510(k) clearance process. A PMA application must be supported by extensive data, including, but not limited to, technical, preclinical, clinical trial, manufacturing and labeling data, to demonstrate to the FDA a reasonable assurance of the safety and efficacy of the device for its intended use.

If the FDA has not issued a regulation classifying a particular type of device as Class I, and if there is no known predicate for a device and/or its indication, the device is automatically Class III, regardless of the risk the device poses. If a device is automatically/statutorily classified into Class III in this manner, a company can petition FDA to reclassify the category of devices into Class II or Class I via a process known as “Evaluation of Automatic Class III Designation,” which is typically referred to as the “de novo” process. The direct de novo process allows a company to request that a new product classification be established without the company first submitting a 510(k) notification for the device. Our plan is to seek FDA authorization to market the Viveve System for the treatment of SUI by utilizing the direct de novo process. However, we cannot predict when or if such de novo classification will be obtained. If FDA fails to reclassify the device pursuant to the de novo process, we will be required to seek FDA premarket approval (via the more stringent PMA process) for the Viveve System, which will be extremely costly and very time-consuming, often taking as long as several years. Delays in receipt of FDA clearance or approval or failure to receive FDA clearance or approval could adversely affect our business, results of operations and future growth prospects.

Our marketed products may be used by physicians for indications that are not cleared by the FDA. If the FDA finds that we marketed our products in a manner that promoted off-label use, we may be subject to civil or criminal penalties.

Under the FDCA and other laws, we are prohibited from promoting our products for off-label uses. This means that we may not make claims about the use of any of our marketed medical device products outside of their approved or cleared indications, and that our website, advertising promotional materials and training methods may not promote or encourage unapproved uses. The Viveve System is currently indicated for use, and being marketed for use, in general surgical procedures for electrocoagulation and hemostasis in the United States. The device has not been cleared or approved for use for SUI, vaginal laxity, to improve sexual function, or for vaginal rejuvenation in the United States. Therefore, we may not provide information to physicians or patients that promote the Viveve System for SUI, vaginal laxity, to improve sexual function, or for vaginal rejuvenation.  Note, however, that the FDA does not generally restrict physicians from prescribing products for off-label uses (or using products in an off-label manner) in their practice of medicine.  We are also permitted to engage in non-promotional scientific exchange in response to questions by physicians about our products. Should the FDA determine that our activities constitute the promotion of off-label uses, the FDA could bring action to prevent us from distributing our devices for the off-label use and could impose fines and penalties on us and our executives. In addition, failure to follow FDA rules and guidelines relating to promotion and advertising can result in, among other things, the FDA’s refusal to approve or clear other products in our pipeline such as clearance or approval to treat SUI, the withdrawal of an approved product from the market, product recalls, fines, disgorgement of profits, operating restrictions, injunctions or criminal prosecutions. Any of these adverse regulatory actions could result in substantial costs and could significantly and adversely impact our reputation and divert management’s attention and resources, which could have a material adverse effect on our business.

If the Office of Inspector General within the Department of Health and Human Services, the U.S. Department of Justice (DOJ), or another federal or state agency determines that we have promoted off-label use of our products, we may be subject to various penalties, including civil or criminal penalties, and the off-label use of our products may result in injuries that lead to product liability suits, which could be costly to our business.

In addition to the FDA restrictions on our marketed products, other state and federal healthcare laws have been applied by DOJ and state attorneys general to restrict certain marketing practices in the medical device industry. While physicians may generally prescribe and administer products for off-label uses, if we engage in off-label promotion, we may be subject to civil or criminal penalties including significant fines and could be prohibited from participating in government healthcare programs such as Medicaid and Medicare. Even if we are successful in resolving such matters without incurring penalties, responding to investigations or prosecutions will likely result in substantial costs and could significantly and adversely impact our reputation and divert management’s attention and resources, which could have a material adverse effect on our business, operating results, financial condition and ability to finance our operations. In addition, the off-label use of our products may increase the risk of injury to patients, and, in turn, the risk of product liability claims. Product liability claims are expensive to defend and could divert our management’s attention and result in substantial damage awards against us.

If we modify an FDA-cleared device, we may need to seek and obtain new clearances, which, if not granted, would prevent the sale of our modified product or require us to redesign the product.

Any modifications to an FDA-cleared device that could significantly affect its safety or effectiveness or that would constitute a major change in its intended use would require a new 510(k) clearance or possibly a premarket approval. We may not be able to obtain additional 510(k) clearances or premarket approvals for new products or for modifications to, or additional indications for, our existing product in a timely fashion, or at all. Delays in obtaining future clearances or approvals would adversely affect our ability to introduce new or enhanced products in a timely manner, which in turn could harm our revenue and potential future profitability. We have made modifications to our device in the past and may make additional modifications in the future that we believe do not or will not require additional clearances or approvals. If the FDA disagrees, and requires new clearances or approvals for the modifications, we may be required to recall and to stop marketing the modified device, which could harm our operating results and require us to redesign the product.

Clinical trials necessary to support a 510(k)notification, de novo petition or PMA application will be expensive and will require the enrollment of large numbers of patients. Suitable patients may be difficult to identify and recruit. Delays or failures in our clinical trials may prevent us from commercializing our current product or any modified or new products and will adversely affect our business, operating results and prospects.

The FDA has asked us to conduct a clinical study, pursuant to the agency’s investigational device exemption, or IDE, regulations, to support a future product submission for the Viveve System. Initiating and completing clinical trials necessary to support a 510(k) notification, de novo petition, or PMA application for the Viveve System, as well as other possible future product candidates, is time consuming and expensive and the outcome is uncertain. Moreover, the results of early clinical trials are not necessarily predictive of future results, and any product we advance into clinical trials may not have favorable results in later clinical trials.

Conducting successful clinical studies will require the enrollment of patients, and suitable patients may be difficult to identify and recruit. Patient enrollment in clinical trials and completion of patient participation and follow-up depends on many factors, including the size of the patient population, the nature of the trial protocol, the desirability of, or the discomforts and risks associated with, the treatments received by enrolled subjects, the availability of appropriate clinical trial investigators and support staff, the proximity of patients to clinical sites, the ability of patients to comply with the eligibility and exclusion criteria for participation in the clinical trial and patient compliance. For example, patients may be discouraged from enrolling in our clinical trials if the trial protocol requires them to undergo extensive post-treatment procedures or follow-up to assess the safety and effectiveness of our product or if they determine that the treatments received under the trial protocols are not desirable or involve unacceptable risk or discomfort.

Development of sufficient and appropriate clinical protocols to demonstrate safety and efficacy are required and we may not adequately develop such protocols to support clearance or approval. Further, the FDA may require us to submit data on a greater number of patients than we originally anticipated and/or for a longer follow-up period or change the data collection requirements or data analysis applicable to our clinical trials. Delays in patient enrollment or failure of patients to continue to participate in a clinical trial may cause an increase in costs and delays in the approval or clearance and attempted commercialization of our product or result in the failure of the clinical trial. In addition, despite considerable time and expense invested in clinical trials, the FDA may not consider our data adequate to demonstrate safety and efficacy. Such increased costs and delays or failures could adversely affect our business, operating results and prospects.

If the third parties on which we rely to conduct our clinical trials and to assist us with preclinical development do not perform as contractually required or expected, we may not be able to obtain the regulatory clearance or approval which would permit us to commercialize our products.

We do not have the ability to independently conduct the preclinical studies and clinical trials for our product, therefore we must rely on third parties, such as contract research organizations, medical institutions, clinical investigators and contract laboratories to conduct the studies and trials. If these third parties do not successfully carry out their contractual duties or regulatory obligations or meet expected deadlines, if these third parties need to be replaced, or if the quality or accuracy of the data they obtain is compromised due to the failure to adhere to our clinical protocols or regulatory requirements or for other reasons, our preclinical development activities or clinical trials may be extended, delayed, suspended or terminated, and we may not be able to obtain regulatory clearance or approval for, or be able to successfully commercialize, our product on a timely basis, if at all. In that event, our business, operating results and prospects may be adversely affected.

The results of our clinical trials may not support our proposed product claims or may result in the discovery of adverse side effects. Any of these events could have a material adverse impact on our business.

Even if our clinical trials are completed as planned, it cannot be certain that the results of the clinical trials will support our proposed claims for the Viveve System, that the FDA or foreign authorities will agree with our conclusions regarding them or that even if our product receives regulatory approval or clearance, that it will not later result in adverse side effects that limit or prevent its use. Success in preclinical studies and early clinical trials does not ensure that later clinical trials will be successful, and we cannot be sure that the later trials will replicate the results of prior trials and preclinical studies. The clinical trial process may fail to demonstrate that our product is safe and effective for the proposed indicated uses. Any delay of our clinical trials or failure by the FDA or other foreign authorities to accept our product claims will delay, or even prevent, our ability to commercialize our product and generate revenues.

For example, in April 2020 we reported the topline results of our Viveve II clinical trial consisting of a multicenter, randomized, double-blinded, sham-controlled study to evaluate the safety and efficacy of the company's proprietary, CMRF technology for the improvement of sexual function in women following vaginal childbirth. The data showed that the VIVEVE II study did not meet its primary endpoint of demonstrating a statistically significant improvement in the mean change from baseline in total Female Sexual Function Index (FSFI) score at 12 months.

We continue to advance our clinical development program in stress urinary incontinence (SUI) and conducted a short-term feasibility study under an Investigational Testing Application approved by the Canadian Ministry of Health. The feasibility study is a single-blind, three-arm, five-month study to compare Viveve's CMRF treatment and a cryogen-only sham to an inert sham treatment in order to capture short-term safety and effectiveness data on use of the Viveve System for the improvement of SUI in women. In August 2020, we reported results from the study in which the primary efficacy endpoint, change from baseline in the standardized 1-hour Pad Weight Test at five months post treatment, was positively achieved.

Even if our product is approved by regulatory authorities, if we or our suppliers fail to comply with ongoing FDA or other foreign regulatory authority requirements, or if we experience unanticipated problems with our product, the product could be subject to restrictions or withdrawal from the market.

Any product for which we obtain clearance or approval, and the manufacturing processes, reporting requirements, post-approval clinical data and promotional activities for such product, will be subject to continued regulatory review, oversight and periodic inspections by the FDA and other domestic and foreign regulatory bodies, such as the Food and Drug Branch of the California Department of Public Health (CDPH). In particular, we and our suppliers are required to comply with the FDA’s QSR, and International Standards Organization, or ISO, standards for the manufacture of our product and other regulations which cover the methods and documentation of the design, testing, production, control, quality assurance, labeling, packaging, storage and shipping of any product for which we obtain clearance or approval. Regulatory bodies, such as the FDA, enforce the QSR and other regulations through periodic inspections. In the past, our Sunnyvale, California facility has been inspected by the FDA and CDPH, and observations were noted. The FDA and CDPH have accepted our responses to these observations, and we believe that we are in substantial compliance with the QSR. Any future failure by us or one of our suppliers to comply with applicable statutes and regulations administered by the FDA and other regulatory bodies, or the failure to timely and adequately respond to any adverse inspectional observations or product safety issues, could result in, among other things, any of the following enforcement actions and unanticipated expenditures to address or defend such actions:

●	untitled letters, warning letters, fines, injunctions, consent decrees and civil penalties;

●	customer notifications for repair, replacement or refunds;

●	recall, detention or seizure of our products;

●	operating restrictions or partial suspension or total shutdown of production;

●	refusing or delaying our requests for 510(k) clearance, de novo classification, or premarket approval of new products or modified products;

●	operating restrictions;

●	reclassifying a device that previously received a 510(k) clearance or withdrawing a PMA approval that was previously granted;

●	refusal to grant export approval for our product; or

●	criminal prosecution.

If any of these actions were to occur, it would harm our reputation and cause our product sales to suffer and may prevent us from generating revenue. Furthermore, our third-party manufacturers may not currently be, or may not continue to be, in compliance with all applicable regulatory requirements which could result in a failure to produce our product on a timely basis and in the required quantities, if at all.

Even if regulatory clearance or approval of a product is granted for the Viveve System or future products, such clearance or approval may be subject to limitations on the intended uses for which the product may be marketed and reduce our potential to successfully commercialize the product and generate revenue from the product. If the FDA determines that our promotional materials, labeling, training or other marketing or educational activities constitute promotion of an unapproved use, it could request that we cease or modify our training or promotional materials or subject us to regulatory enforcement actions. It is also possible that other federal, state or foreign enforcement authorities might take action if they consider our training or other promotional materials to constitute promotion of an unapproved use, which could result in significant fines or penalties under other statutory authorities, such as laws prohibiting false claims for reimbursement.

In addition, we may be required by the FDA or other foreign regulatory bodies to conduct costly post-market testing and surveillance to monitor the safety or effectiveness of our products, and we must comply with medical device reporting requirements, including the reporting of adverse events and malfunctions related to our products. Later discovery of previously unknown problems with our products, including unanticipated adverse events or adverse events of unanticipated severity or frequency, manufacturing problems, or failure to comply with regulatory requirements such as the QSR, may result in changes to labeling, restrictions on such products or manufacturing processes, withdrawal of the products from the market, voluntary or mandatory recalls, a requirement to repair, replace or refund the cost of any medical device we manufacture or distribute, fines, suspension of regulatory approvals, product seizures, injunctions or the imposition of civil or criminal penalties which would adversely affect our business, operating results and prospects.

The Viveve System may also be subject to state regulations which are, in many instances, in flux. Changes in state regulations may impede sales. For example, federal regulations may allow the device to be sold to, or on the order of, “licensed practitioners,” as determined on a state-by-state basis. As a result, in some states, non-physicians may legally purchase and operate our device. However, a state could change its regulations at any time, disallowing sales to particular types of end users. We cannot predict the impact or effect of future legislation or regulations at the federal or state levels.

If we or our third-party manufacturers fail to comply with the FDA’s QSR, our business would suffer.

We and our third-party manufacturers are required to demonstrate and maintain compliance with the FDA’s QSR. The QSR is a complex regulatory scheme that covers the methods and documentation of the design, testing, control, manufacturing, labeling, quality assurance, packaging, storage and shipping of our product. The FDA enforces the QSR through periodic unannounced inspections. We anticipate that in the future we will be subject to such inspections. Our failure, or the failure of our third-party manufacturers, to take satisfactory corrective action in response to an adverse QSR inspection could result in enforcement actions, including a public warning letter, a shutdown of our manufacturing operations, a recall of our product, civil or criminal penalties or other sanctions, which would cause our reputation, sales and business to suffer.

If our product causes or contributes to a death or a serious injury, or malfunctions in certain ways, we will be subject to medical device reporting regulations, which can result in voluntary corrective actions or agency enforcement actions.

Under the FDA’s medical device reporting regulations, medical device manufacturers are required to report to the FDA information that a device has or may have caused or contributed to a death or serious injury or has malfunctioned in a way that would be likely to cause or contribute to death or serious injury if the malfunction of the device were to recur. If we fail to report these events to the FDA within the required timeframes, or at all, the FDA could take enforcement action against us. Any such adverse event involving the Viveve System or future products could result in future voluntary corrective actions, such as recalls or customer notifications, or agency action, such as inspection or enforcement action. Any corrective action, whether voluntary or involuntary, as well as mounting a defense to a legal action, if one were to be brought, would require the dedication of our time and capital, distract management from operating our business, and may harm our reputation and financial results.

The Viveve System may, in the future, be subject to product corrections, removals, or recalls that could harm our reputation, business and financial results.

The FDA and similar foreign governmental authorities have the authority to require the recall of commercialized products in the event of material deficiencies or defects in design or manufacture. In the case of the FDA, the authority to require a recall must be based on an FDA finding that there is a reasonable probability that the device would cause serious, adverse health consequences or death. Manufacturers may, under their own initiative, recall a product if any material deficiency in a device is found. A government-mandated or voluntary recall by us or one of our distributors could occur as a result of component failures, manufacturing errors, design or labeling defects or other deficiencies and issues. A recall of our product would divert managerial and financial resources and have an adverse effect on our financial condition and results of operations. The FDA requires that certain classifications of recalls be reported to the FDA within 10 working days after the recall is initiated. Companies are required to maintain certain records of recalls, even if they are not reportable to the FDA. In the future, we may initiate one or more voluntary correction or removal actions involving our product that we determine do not require notification to the FDA. If the FDA disagrees with our determinations, the FDA could require us to report those actions as recalls. A future recall announcement could harm our reputation with customers and negatively affect our sales. In addition, the FDA could take enforcement action for failing to report the corrections, removals, or recalls when they were conducted.

Federal and state regulatory reforms may adversely affect our ability to sell our product profitably.

From time to time, legislation is drafted and introduced in the U.S. Congress that could significantly change the statutory provisions governing the clearance or approval, manufacture and marketing of a medical device. In addition, FDA regulations and guidance are often revised or reinterpreted by the agency in ways that may significantly affect our business and our product. It is impossible to predict whether legislative changes will be enacted or FDA regulations, guidance or interpretations will be changed, and what the impact of such changes, if any, may be.

For example, in August 2010, the FDA issued its preliminary recommendations on reform of the 510(k) pre-market notification process for medical devices. On January 19, 2011, the FDA announced its “Plan of Action” for implementing these recommendations. The Plan of Action included 25 action items, most of which have now been implemented by the agency. In August 2016, the FDA released its proposals for reforming long-standing procedures and requirements related to modifications to medical devices already on the market. In December 2016, Congress passed the 21st Century Cures Act, which makes multiple changes to FDA’s rules for medical devices as well as for clinical trials, and Congress (passed the Medical Device User Fee reauthorization package in 2017.

The FDA or Congress may implement other reforms in the future. Future reforms could have the effect of making it more difficult and expensive for us to obtain FDA clearance or approval. Such changes may also be made by legislators or regulators in the foreign jurisdictions in which we do business and could similarly affect our operations and profitability in those markets.

In addition, a state could change its statutes or regulations at any time, disallowing sales to particular types of end users or placing restrictions on certain chemicals, such as those used in our cryogen. We cannot predict the impact or effect of future legislation or regulations at the federal or state levels, or in any foreign jurisdiction in which we do business.

Failure to comply with the U.S. Foreign Corrupt Practices Act and similar laws associated with our activities outside the U.S. could subject us to penalties and other adverse consequences.

A significant portion of our revenues is and will be from jurisdictions outside of the U.S. We are subject to the U.S. Foreign Corrupt Practices Act, or the FCPA, which generally prohibits U.S. companies and their intermediaries from making payments to foreign officials for the purpose of directing, obtaining or keeping business, and requires companies to maintain reasonable books and records and a system of internal accounting controls. The FCPA applies to companies and individuals alike, including company directors, officers, employees and agents. Under the FCPA, U.S. companies may be held liable for the corrupt actions taken by employees, strategic or local partners or other representatives. In addition, the government may seek to rely on a theory of successor liability and hold us responsible for FCPA violations committed by companies or associated with assets which we acquire. In recent years, the medical device and pharmaceutical industries have been a focus of the U.S. government’s FCPA enforcement priorities, and settlements often include very significant payments potentially consisting of millions of dollars. Other countries have similar laws to which we may be subject, including the United Kingdom Bribery Act.

In many foreign countries where we operate, particularly in countries with developing economies, it may be a local custom for businesses to engage in practices that are prohibited by the FCPA or other similar laws and regulations. In contrast, we have implemented a company policy requiring our employees and consultants to comply with the FCPA and similar laws. At the present time, we have not conducted formal FCPA compliance training for our foreign distributors and partners, but we are in the process of devising a training schedule for certain of our employees, agents and partners. Nevertheless, there can be no assurance that our employees, partners and agents, as well as those companies to which we outsource certain of our business operations, will not take actions in violation of the FCPA or our policies for which we may be ultimately held responsible. As a result of our anticipated growth, our development of infrastructure designed to identify FCPA matters and monitor compliance is at an early stage. If we or our intermediaries fail to comply with the requirements of the FCPA or similar legislation, governmental authorities in the U.S. and elsewhere could seek to impose civil and/or criminal fines and penalties which could have a material adverse effect on our reputation, business, operating results and financial conditions. We may also face collateral consequences, such as debarment and the loss of our export privileges.

Viveve’s relationships with customers and healthcare providers and professionals may be subject to applicable anti-kickback, fraud and abuse and other healthcare laws and regulations, as well as comparable state and foreign laws, which could expose Viveve to criminal sanctions, civil penalties, contractual damages, reputational harm and diminished profits and future earnings.

Healthcare providers and physicians play a primary role in the recommendation and prescription of any medical product, including the Viveve System marketed by the Company. Viveve’s future arrangements with customers, healthcare providers and other medical professionals could expose Viveve to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which Viveve markets, sells and distributes its medical device products. There are various federal and state healthcare laws and regulations that impose restrictions that may apply to Viveve, and there may also be comparable foreign laws and regulations that similarly could apply to the Company.

The federal healthcare anti-kickback statute prohibits, among other things, persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made under federally funded healthcare programs. This statute has been broadly interpreted to apply to manufacturer arrangements with prescribers and purchasers, among others. There are similar laws at the state level in the U.S., and several other countries, including the United Kingdom, have enacted similar anti-kickback, fraud and abuse, and healthcare laws and regulations.

The federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, imposes criminal and civil liability for executing a scheme to defraud any healthcare benefit program and also imposes obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information. HIPAA also imposes criminal liability for knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items or services.

The federal Physician Sunshine Act requirements under the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, referred to together as the Affordable Care Act, require manufacturers of drugs, devices, biologics and medical supplies for which payment is available under title XVIII of the Social Security Act Medicare or under a State plan under title XIX Medicaid or XXI SCHIP of the Social Security Act (or a waiver of such a plan) to report to the Department of Health and Human Services information related to payments and other transfers of value made to or at the request of covered recipients, such as physicians and teaching hospitals, and physician ownership and investment interests in such manufacturers. Payments made to physicians and research institutions for clinical trials are included within the scope of this federal disclosure law.

Analogous state laws and regulations, such as state anti-kickback and false claims laws, may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by nongovernmental third-party payors, including private insurers. Some state laws also require pharmaceutical and medical device companies to comply with the relevant industry’s voluntary compliance guidelines, in addition to requiring manufacturers to report information related to payments to physicians and other health care providers or marketing expenditures. There may also be comparable foreign laws and regulations that could impact Viveve’s business and operations.

If Viveve’s operations are found to be in violation of any of these laws or any other governmental regulations that may apply to it, the Company may be subject to significant civil, criminal and administrative penalties, damages, or fines. Moreover, if any of the physicians or other providers or entities with whom Viveve expects to do business are found to be not in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, or potentially to other sanctions in foreign jurisdictions.

We will need to raise additional funding, which may not be available on acceptable terms, or at all. Failure to obtain this necessary capital when needed may force us to delay, limit or terminate our product development efforts or other operations.

Developing our products is expensive, and we expect our research and development expenses to increase substantially in connection with our ongoing activities. We will continue to require substantial funds to support our clinical trials and fund our efforts to expand regulatory clearance or approval for our products, including in the U.S.

As of September 30, 2020, our cash and cash equivalents were approximately $9.2 million. We expect that our cash and cash equivalents, not including the proceeds from this offering, will be sufficient to fund our current operations through June 30, 2021. However, our operating plan may change as a result of many factors currently unknown to us, and we may need to seek additional funds sooner than planned, through public or private equity or debt financings, government or other third-party funding, marketing and distribution arrangements and other collaborations, strategic alliances and licensing arrangements or a combination of these approaches. In any event, we will require additional capital to obtain regulatory approval for, and to commercialize, our product candidates. Raising funds in the current economic environment may present additional challenges. Even if we believe we have sufficient funds for our current or future operating plans, we may seek additional capital if market conditions are favorable or if we have specific strategic considerations.

Any additional fundraising efforts may divert our management from their day-to-day activities, which may adversely affect our ability to develop and commercialize our product candidates. In addition, we cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to us, if at all. Moreover, the terms of any financing may adversely affect the holdings or the rights of our stockholders and the issuance of additional securities, whether equity or debt, by us, or the possibility of such issuance, may cause the market price of our shares to decline. The sale of additional equity or convertible securities would dilute all of our stockholders. The incurrence of indebtedness would result in increased fixed payment obligations and we may be required to agree to certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. We could also be required to seek funds through arrangements with collaborative partners or otherwise at an earlier stage than otherwise would be desirable and we may be required to relinquish rights to some of our technologies or product candidate or otherwise agree to terms unfavorable to us, any of which may have a material adverse effect on our business, operating results and prospects.

If we are unable to obtain funding on a timely basis, we may be required to significantly curtail, delay or discontinue one or more of our research or development programs or the commercialization of any product candidate or be unable to expand our operations or otherwise capitalize on our business opportunities, as desired, which could materially affect our business, financial condition and results of operations.

Our historical operating results indicate substantial doubt exists related to the Company's ability to continue as a going concern.

Our financial statements for the quarterly period ended September 30, 2020 have been prepared assuming that our company will continue as a going concern. We have incurred net losses and used significant cash in operating activities since inception. We have an accumulated deficit of approximately $215.1 million, cash and cash equivalents of $9.2 million and working capital of $12.9 million as of September 30, 2020. Additionally, the Company used $12.9 million in cash for operations in the nine months ended September 30, 2020. These factors raise substantial doubts about our ability to continue as a going concern and satisfy our estimated liquidity needs 12 months from the issuance of the financial statements.

If we continue to experience operating losses, and we are not able to generate additional liquidity through a capital raise or other cash infusion, we might need to secure additional sources of funds, which may or may not be available to us. Additionally, a failure to generate additional liquidity could negatively impact our ability to operate our business.

Risks Related to Our Intellectual Property

Intellectual property rights may not provide adequate protection for the Viveve System, which may permit third parties to compete against us more effectively.

We rely on patent, copyright, trade secret and trademark laws and confidentiality agreements to protect our technology and Viveve treatment. We have an exclusive license (with a field of use limitation) to one issued U.S. patent and own 5 issued U.S. patents. Additionally, we have 7 pending U.S. patent applications; 74 issued foreign patents, including patents that may have lapsed; and 10 pending foreign patent applications. Some of the Viveve System’s components are not, and in the future may not be, protected by patents. Additionally, our patent applications may not issue as patents or, if issued, may not issue in a form that will be advantageous to us. Any patents we obtain may be challenged, invalidated or legally circumvented by third parties. Consequently, competitors could market products and use manufacturing processes that are substantially similar to, or superior to, ours. We may not be able to prevent the unauthorized disclosure or use of our technical knowledge or other trade secrets by consultants, vendors, former employees or current employees, despite the existence generally of confidentiality agreements and other contractual restrictions. Monitoring unauthorized uses and disclosures of our intellectual property is difficult, and we do not know whether the steps we have taken to protect our intellectual property will be effective. Moreover, we do not have patent rights in all foreign countries in which a market may exist, and where we have applied for foreign patent rights, the laws of many foreign countries may not protect our intellectual property rights to the same extent as the laws of the U.S.

In addition, competitors could purchase the Viveve System and attempt to replicate some or all of the competitive advantages we derive from our development efforts, willfully infringe our intellectual property rights, design around our protected technology or develop their own competitive technologies that fall outside of our intellectual property rights. If our intellectual property is not adequately protected so as to defend our market against competitors’ products and methods, our competitive position and business could be adversely affected.

We have been involved in and may be involved in future costly intellectual property litigation, which could impact our future business and financial performance.

Our industry has been characterized by frequent intellectual property litigation. Our competitors or other patent holders may assert that our device and the methods we employ are covered by their patents. If our device or methods are found to infringe, we could be prevented from marketing the Viveve System. In addition, we do not know whether our competitors or potential competitors have applied for, or will apply for or obtain, patents that will prevent, limit or interfere with our ability to make, use, sell, import or export the Viveve System. We may also initiate litigation against third parties to protect our intellectual property that may be expensive, protracted or unsuccessful. In the future there may be companies that market products for competing purposes in direct challenge to our intellectual property position, and we may be required to initiate litigation in order to stop them. For example, in October 2016 we filed a patent infringement lawsuit against ThermiGen, LLC, ThermiAesthetics, LLC and Dr. Red Alinsod alleging unauthorized use of certain of our patented technologies. based on Viveve’s U.S. Patent Number 8,961,511, or the ‘511 patent. Viveve, Inc. v. ThermiGen, LLC et al., No. 2:16-cv-1189-JRG (E.D. Tx.), filed October 21, 2016. On October 20, 2017, ThermiGen and ThermiAesthetics filed two petitions for inter partes review (IPR) of the ‘511 patent at the U.S. Patent Trial and Appeal Board (PTAB) challenging the validity of the ‘511 patent claims. ThermiGen, LLC et al. v. Viveve, Inc., No. IPR2018-00088 (October 20, 2017) and ThermiGen, LLC et al. v. Viveve, Inc., No. IPR2018-00089 (October 20, 2017). On June 3, 2018, we entered into a Settlement and License Agreement, or the Settlement Agreement, with ThermiGen LLC and ThermiAesthetics LLC, or ThermiGen, collectively, as well as Red Alinsod, M.D. resolving our patent litigation against ThermiGen and Dr. Alinsod. The Settlement Agreement also resolved ThermiGen’s IPR proceedings against the Viveve.

Litigation related to infringement and other intellectual property claims, with or without merit, is unpredictable, can be expensive and time-consuming and could divert management’s attention from our business. If we lose this kind of litigation, a court could require us to pay substantial damages, and prohibit us from using technologies essential to the Viveve System and Viveve treatment, any of which would have a material adverse effect on our business, results of operations and financial condition. In that event, we do not know whether necessary licenses would be available to us on satisfactory terms, or whether we could redesign the Viveve System or processes to avoid infringement.

Competing products may also appear in other countries in which our patent coverage might not exist or be as strong. If we lose a foreign patent lawsuit, we could be prevented from marketing the Viveve System in one or more countries.

In addition, we may hereafter become involved in litigation to protect our trademark rights associated with our device name or treatment name. Names used may be claimed to infringe names held by others or to be ineligible for proprietary protection. If we have to change the name of the Company, device or treatment, we may experience a loss in goodwill associated with our brand name, customer confusion and a loss of sales.

Risks Related to our Securities

Public company compliance may make it more difficult to attract and retain officers and directors.

The Sarbanes-Oxley Act and rules implemented by the Securities and Exchange Commission have required changes in corporate governance practices of public companies. As a public company, these rules and regulations increase our compliance costs and make certain activities more time consuming and costly. These rules and regulations may also make it more difficult and expensive for us to maintain our director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers, and to maintain insurance at reasonable rates, or at all.

Concentration of ownership of our common stock may have the effect of delaying or preventing a change in control.

As of January 11, 2021, our officers, directors and principal stockholders, i.e., stockholders who beneficially own greater than 10% of our outstanding common stock, collectively beneficially own approximately 5% of our outstanding common stock. As a result, these stockholders, if they act together, will be able to control the management and affairs of our company and most matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock. This concentration of ownership may not be in the best interests of our other stockholders.

We are a holding company with no business operations of our own and we depend on cash flow from Viveve, Inc. to meet our obligations.

We are a holding company with no business operations of our own or material assets other than the stock we own in Viveve, Inc. All of our operations are conducted by Viveve, Inc. As a holding company, we will require dividends and other payments from our subsidiary to meet cash requirements. The terms of any agreements governing indebtedness that we may enter into may restrict our subsidiary from paying dividends and otherwise transferring cash or other assets to us. If there is an insolvency, liquidation or other reorganization of our subsidiary, our stockholders likely will have no right to proceed against its assets. Creditors of our subsidiary will be entitled to payment in full from the sale or other disposal of the assets of our subsidiary before we, as an equity holder, would be entitled to receive any distribution from that sale or disposal. If Viveve, Inc. is unable to pay dividends or make other payments to us when needed, we will be unable to satisfy our obligations.

Our stock price may be volatile.

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

●	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

●	changes in the market’s expectations about our operating results;

●	success of competitors;

●	our operating results failing to meet the expectations of securities analysts or investors in a particular period;

●

changes in financial estimates and recommendations by securities analysts concerning our business, the market for our products, the health services industry, or the healthcare and health insurance industries in general;

●	operating and stock price performance of other companies that investors deem comparable to us;

●	our ability to market new and enhanced products on a timely basis;

●	changes in laws and regulations affecting our business;

●	commencement of, or involvement in, litigation involving us;

●	changes in our capital structure, such as future issuances of securities or the incurrence of debt;

●	the volume of shares of our common stock available for public sale;

●	any major change in our board of directors or management;

●	sales of substantial amounts of common stock by our directors, executive officers or significant stockholders or the perception that such sales could occur; and

●	general economic and political conditions such as recessions, fluctuations in interest rates and international currency fluctuations.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

Our shares of common stock are thinly traded, the price may not reflect our value, and there can be no assurance that there will be an active market for our shares of common stock either now or in the future.

Our shares of common stock are thinly traded, our common stock is held by a small number of holders, and the price may not reflect our actual or perceived value. There can be no assurance that there will be an active market for our shares of common stock either now or in the future. The market liquidity will be dependent on the perception of our operating business, among other things. We will take certain steps including utilizing investor awareness campaigns, investor relations firms, press releases, road shows and conferences to increase awareness of our business. Any steps that we might take to bring us to the awareness of investors may require that we compensate consultants with cash and/or stock. There can be no assurance that there will be any awareness generated or the results of any efforts will result in any impact on our trading volume. Consequently, investors may not be able to liquidate their investment or liquidate it at a price that reflects the value of the business, and trading may be at a depressed price relative to the performance of the Company due to, among other things, the availability of sellers of our shares. If an active market should develop, the price may be highly volatile. Because there is currently a relatively low per-share price for our common stock, many brokerage firms or clearing firms are not willing to effect transactions in the securities or accept our shares for deposit in an account. Many lending institutions will not permit the use of low-priced shares of common stock as collateral for any loans.

Offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If our stockholders sell substantial amounts of our common stock in the public market upon the expiration of any statutory holding period under Rule 144, or shares issued upon the exercise of outstanding options or warrants, it could create a circumstance commonly referred to as an “overhang” and, in anticipation of which, the market price of our common stock could fall. The existence of an overhang, whether or not sales have occurred or are occurring, also could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

In general, under Rule 144, a non-affiliated person who has held restricted shares of our common stock for a period of six months may sell into the market all of their shares, subject to the Company being current in our periodic reports filed with the SEC.

We do not expect to declare or pay dividends in the foreseeable future.

We have never paid cash dividends on our common stock and have no plans to do so in the foreseeable future, except the cumulative dividend payable on our Series B Preferred Stock, which could reduce a return in your investment in us. We intend to retain any earnings to develop, carry on, and expand our business. In addition, the terms of the indebtedness of our existing credit facility also restrict us from paying cash dividends to stockholders under some circumstances. The terms of our Series B Preferred Stock also provide that we may not pay dividends on our common stock without concurrently declaring dividends on each. If we do not pay dividends, our stock may be less valuable because a return on your investment will only occur if you sell our common stock after our stock price appreciates.

CRG has the right to acquire a significant percentage of our stock upon conversion of its Series B Preferred Stock and exercise of its warrants and is able to exert significant control over matters pursuant to the protective provisions therein as well as the covenants and other restrictions in the Loan Agreement.

Affiliates of CRG LP, or collectively CRG, has the right to acquire approximately 46% of our outstanding common stock on a fully-diluted basis, subject to stockholder approval to authorize a sufficient number of common stock, Nasdaq stockholder approval requirements and beneficial ownership restrictions contained in the Series B Certificate of Designation and warrants held by CRG. Even though Series B Preferred Stock is non-voting stock, and has beneficial ownership restrictions, the Series B Certificate of Designation has protective provisions that will require CRG’s consent to perform certain significant company events. For example, CRG's consent would be necessary to amend our organizational documents, or approve any merger, sale of assets, or other major corporate transaction. This consent requirement could delay or prevent any acquisition of our company on terms that other stockholders may desire and may adversely affect the market price of our common stock. CRG may have interests different than yours. For example, CRG may want us to pursue strategies that deviate from the interests of other stockholders.

The Series B Preferred Stock has a liquidation preference to our common stock.

Series B Preferred Stock has a liquidation preference that gets paid prior to any payment on our common stock (including shares issuable upon the exercise of the warrants). As a result, if we were to dissolve, liquidate, merge with another company or sell our assets, the holders of our Series B Preferred Stock would have the right to receive up to approximately $34.7 million plus any unpaid dividend from any such transaction before any amount is paid to the holders of our common stock or pursuant to the redemption rights in the warrants for fundamental transactions. The payment of the liquidation preferences could result in common stockholders and warrant holders not receiving any consideration if we were to liquidate, dissolve or wind up, either voluntarily or involuntarily.

The existence of the liquidation preferences may reduce the value of our common stock, make it harder for us to sell shares of common stock in offerings in the future, or prevent or delay a change of control. Furthermore, any conversion of Series B Preferred Stock into common stock will cause substantial dilution to our common stockholders.

If we fail to comply with ongoing Nasdaq listing standards and corporate governance requirements, we could be subject to delisting. Nasdaq delisting could materially adversely affect the market for our shares.

Our common stock is currently listed on the Nasdaq Capital Market. In order to maintain this listing, we are required to comply with various continued listing standards, including corporate governance requirements, set forth in the Nasdaq Listing Rules. These standards and requirements include, among other things, (1) an obligation to maintain a Board of Directors, a majority of whom are deemed to be independent and that we maintain an Audit Committee consisting of at least three independent Board Members and (2) an obligation that our listed securities maintain a minimum bid price of $1.00 per share.

On April 21, 2020, we received written notice from the Listing Qualifications Department of The Nasdaq Stock Market LLC, or Nasdaq, notifying us that we are not in compliance with the minimum bid price requirements set forth in Nasdaq Listing Rule 5550(a)(2) for continued listing on The Nasdaq Capital Market and granting us time until December 28, 2020 to regain compliance. On December 1, 2020, we effected a 1-for-10 reverse stock split of our issued and outstanding common stock. The reverse stock split became effective at 5:00 p.m. Eastern Time on December 1, 2020 and our common stock began trading on a split-adjusted basis on The Nasdaq Capital Market on December 2, 2020. Following our reverse stock split described above, on December 16, 2020, we were notified by Nasdaq that as of December 15, 2020, it had maintained a closing bid above $1.00 for a period of 10 consecutive trading days and therefore had regained compliance with the minimum bid price requirement.

On May 4, 2020, Karen Zaderej resigned from our board of directors. Ms. Zaderej was an independent director and a member of the audit committee of the board of directors, and as a result of her resignation, we no longer complied with Nasdaq’s majority independent board requirements because a majority of the board of directors was not comprised of independent directors, and Nasdaq's audit committee requirements because our audit committee was not comprised of at least three independent directors. In accordance with Nasdaq Listing Rules, we notified Nasdaq of Ms. Zaderej's resignation and the resulting non-compliance. On May 6, 2020, we received a notice from Nasdaq acknowledging the fact that we do not meet the requirements of such rules and granting us time until November 2, 2020 to regain compliance. On October 28, 2020, our board of directors appointed Sharon Collins Presnell, Ph.D., to serve as a member of the board of directors and its audit committee. On October 29, 2020, the Company received a letter from Nasdaq noting that, as a result of the appointment of Dr. Presnell to our board of directors and its audit committee, we evidenced compliance with requirements for continued listing on Nasdaq.

There can be no assurance that we will continue to be in compliance with the minimum bid price requirement, majority director independence requirements, or comply with Nasdaq’s other continued listing standards in the future.

In the event that our common stock is not eligible for continued listing on Nasdaq or another national securities exchange, trading of our common stock could be conducted in the over-the-counter market or on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board. In such event, it could become more difficult to dispose of, or obtain accurate price quotations for, our common stock, and there would likely also be a reduction in our coverage by security analysts and the news media, which could cause the price of our common stock to decline further. Also, it may be difficult for us to raise additional capital if we are not listed on a major exchange.

Risks Related to this Offering

There is a limited trading market for our common stock, which could make it difficult to liquidate an investment in our common stock, in a timely manner.

Our common stock is currently traded on the Nasdaq Capital Market. Because there is a limited public market for our common stock, investors may not be able to liquidate their investment whenever desired. We cannot assure that there will be an active trading market for our common stock and the lack of an active public trading market could mean that investors may be exposed to increased risk. In addition, if we failed to meet the criteria set forth in SEC regulations, various requirements would be imposed by law on broker-dealers who sell our securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling our common stock, which may further affect its liquidity.

The terms of the Series C Preferred Stock and the 2021 Warrants could impede our ability to enter into certain transactions or obtain additional financing.

The terms of the Series C Preferred Stock and the 2021 Warrants require us, upon the consummation of any “fundamental transaction” (as defined in the securities), to, among other obligations, cause any successor entity resulting from the fundamental transaction to assume all of our obligations under the Series C Preferred Stock and the 2021 Warrants and the associated transaction documents. In addition, holders of Series C Preferred Stock and the 2021 Warrants are entitled to participate in any fundamental transaction on an as-converted or as-exercised basis, which could result in the holders of our common stock receiving a lesser portion of the consideration from a fundamental transaction. The terms of the Series C Preferred Stock and the 2021 Warrants could also impede our ability to enter into certain transactions or obtain additional financing in the future.

The Series C Preferred Stock and the 2021 Warrants will not be listed on any securities exchange and as such there will not be a public market for such securities.

There is no established public trading market for the Series C Preferred Stock or 2021 Warrants, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the Series C Preferred Stock or the 2021 Warrants on any securities exchange or trading system. Without an active market, the liquidity of the Series C Preferred Stock and the 2021 Warrants will be limited, and investors may be unable to liquidate their investments in the Series C Preferred Stock and the 2021 Warrants.

The 2021 Warrants may not have any value.

The 2021 Warrants will be exercisable for five years from the date of issuance at an initial exercise price per share of $3.40. In the event that the price of a share of our common stock does not exceed the exercise price of the 2021 Warrants during the period when such warrants are exercisable, the 2021 Warrants may not have any value.

The 2021 Warrant does not entitle the holder to any rights as common stockholders until the holder exercises such warrant for shares of our common stock.

Until you acquire shares of our common stock upon exercise of your 2021 Warrants, the warrants will not provide you any rights as a common stockholder. Upon exercise of your 2021 Warrants, you will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs on or after the exercise date.

If you purchase our common shares in this offering, you will incur immediate and substantial dilution in the book value of your shares.

The public offering price in this offering is expected to be substantially higher than the net tangible book value per share of common stock. Investors purchasing common stock in this offering will pay a price per share that substantially exceeds our net tangible book value per share after this offering. Based on the public offering price of $3.40 per Unit, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, investors purchasing Units in this offering will incur immediate dilution of $3.59 per share as of September 30, 2020, representing the difference between our pro forma as adjusted net tangible book value per share, after giving effect to this offering, and the public offering price. In addition, the conversion of shares of Series C Preferred Stock and the exercise of the 2021 Warrants issued in this offering will result in the issuance of additional shares of common stock that will result in significant dilution to holders of our common stock.

To the extent that outstanding stock options or warrants are exercised or additional shares of our common stock are sold under our purchase agreement with Lincoln Park Capital Fund, LLC, under which Lincoln Park agreed to purchase up to $10,000,000 of our common stock from time to time, there will be further dilution to new investors. As a result of the dilution to investors purchasing common stock in this offering, investors may receive significantly less than the purchase price paid in this offering, if anything, in the event of our liquidation. For a further description of the dilution that you will experience immediately after this offering, see the section of this prospectus titled “Dilution.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. All statements other than statements of historical facts contained in this prospectus, including statements regarding our anticipated future clinical and regulatory events, future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. Forward looking statements are generally written in the future tense and/or are preceded by words such as “may,” “will,” “should,” “forecast,” “could,” “expect,” “suggest,” “believe,” “estimate,” “continue,” “anticipate,” “intend,” “plan,” or similar words, or the negatives of such terms or other variations on such terms or comparable terminology.

In particular, forward-looking statements include statements relating to future actions, prospective products, applications, customers and technologies and future performance or future financial results. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

●	our limited cash and our history of losses;

●	our ability to achieve profitability;

●	our limited operating history;

●	emerging competition and rapidly advancing technology;

●	whether we are successful in having our medical device approved or cleared for sale by the U.S. Food and Drug Administration, or the FDA, for all indications sought;

●	whether demand develops for our medical device;

●	the impact of competitive or alternative products, technologies and pricing;

●	the adequacy of protection afforded to us by the patents that we own and the cost to us of maintaining, enforcing and defending those patents;

●	our ability to obtain, expand and maintain patent protection in the future, and to protect our non-patented intellectual property;

●	our exposure to, and ability to defend against, third-party claims and challenges to our patents, copyrights, and other intellectual property rights;

●	our exposure to, and ability to defend against, claims related to any third party intellectual property rights;

●	our ability to obtain adequate financing in the future, as and when we need it;

●	our ability to use the proceeds from this offering as discussed in the section entitled “Use of Proceeds;”

●	our ability to maintain compliance with The Nasdaq Capital Market continued listing standards;

●	our ability to successfully execute a new sales and marketing strategy in the United States;

●	our ability to continue as a going concern;

●	our success at managing the risks involved in the foregoing items; and

●	other factors discussed in this prospectus and the documents incorporated by reference herein and therein.

These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including without limitation the risks described in “Risk Factors” in this prospectus and the documents incorporated by reference herein. These risks are not exhaustive. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. We assume no obligation to update or supplement forward-looking statements, except as may be required under applicable law.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of securities in this offering will be approximately $21.87 million, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriter exercises its over-allotment option in full by purchasing all of the additional shares of common stock available for purchase, we estimate that our net proceeds will be approximately $25.22 million, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We will not receive any additional proceeds from any future conversions of the Series C Preferred Stock. We will only receive additional proceeds from the exercise of the 2021 Warrants issuable in connection with this offering if such warrants are exercised and the holders of such warrants pay the exercise price in cash upon such exercise and do not utilize the cashless exercise provision of the 2021 Warrants.

We intend to use the net proceeds from this offering to support the continued sales and marketing operations in North America and internationally, research and development and for general corporate and working capital purposes.

Even if we sell all of the securities in this offering, we will still need to obtain additional financing in the future in order to fully fund our business through the FDA regulatory clearance or approval process. We may elect to seek such additional financing through public or private equity, debt offerings or other sources, including collaborative or other arrangements with corporate partners, or through refinancing or increasing the lines of credit under our existing credit facility. There can be no assurance we will be able to obtain such additional financing or that such additional financing will be on terms that are favorable to us. The amounts and timing of our actual expenditures will depend upon numerous factors, including the progress of our development and commercialization efforts, the progress of our clinical trials, whether or not we enter into strategic collaborations or partnerships and our operating costs and expenditures. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering without your approval or consent.

The costs and timing of regulatory approval, particularly conducting clinical trials, are highly uncertain, are subject to substantial risks, and can often change. Accordingly, we may change the allocation of these proceeds as a result of contingencies such as the progress and results of our clinical studies and other development activities, the establishment of collaborations, our manufacturing requirements and regulatory or competitive developments.

This expected use of the net proceeds from this offering represents our intentions based upon our current plans and business conditions.

Pending the application of the net proceeds as described above or otherwise, we may invest the proceeds in short-term, investment-grade, interest-bearing securities or guaranteed obligations of the U.S. government or other securities.

MARKET FOR COMMON STOCK

The principal market on which our common stock is being traded is The Nasdaq Capital Market under the symbol “VIVE.” On January 13, 2021, the closing price as reported on The Nasdaq Capital Market of our common stock was $4.00 per share. As of January 13, 2021, we had approximately 118 holders of record of our common stock.

DIVIDEND POLICY

We have not paid dividends on our common stock, and we do not currently anticipate paying any dividends on our common stock in the foreseeable future. Any future determination as to our dividend policy will be made at the discretion of our board of directors and will depend upon many factors, including our financial condition, earnings, legal requirements, covenants in future debt agreements and other factors our board of directors deems relevant. The terms of the indebtedness of our existing credit facility also restrict us from paying cash dividends to our stockholders under some circumstances. The terms of the Series B Certificate of Designation also limit our ability to pay dividends. See “Risk Factors—We do not expect to declare or pay dividends in the foreseeable future.”

DILUTION

If you invest in our Units, your interest will be diluted to the extent of the difference between the public offering price of the Units and the pro forma as adjusted net tangible book value per share of our common stock after this offering. As of September 30, 2020, our historical net tangible book value was approximately $11.1 million. After taking into account the approximately $34.7 million attributable to the outstanding Series B Preferred Stock as of September 30, 2020, the net tangible book value attributable to common stock was approximately $(23.6) million, or $(10.89) per share of common stock, based on 2,171,316 shares of our common stock outstanding at September 30, 2020. Our historical net tangible book value per share of common stock represents the amount of our total tangible assets reduced by the amount of our total liabilities and the value attributable to the Series B Preferred Stock, divided by the total number of shares of our common stock outstanding as of September 30, 2020, after giving effect to the 1-for-10 reverse stock split of all of our outstanding shares of common stock effected on December 1, 2020.

After giving effect to the sale by us in this offering of 4,607,940 Class A Units and 2,450,880 Class B Units, each at a public offering price of $3.40 per Unit, and assuming all shares of Series C Preferred Stock included in the Class B Units were converted to common stock and no exercise of 2021 Warrants, and our receipt of the net proceeds therefrom after deducting the estimated underwriting discounts and commissions and estimated offering expenses that we will pay, our net tangible book value attributable to common stock as of September 30, 2020 would have been approximately $(1.77) million, or $(0.19) per share. This represents an immediate increase in pro forma as adjusted net tangible book value of $10.70 per share to our existing stockholders and an immediate dilution of $3.59 per share to our new investors purchasing shares of common stock in this offering.

The following table illustrates the dilution:

Public offering price per Unit		$3.40
Net tangible book value attributable to common stock as of September 30, 2020	$(10.89)
Increase per share of common stock attributable to new investors	$10.70
Pro forma as adjusted net tangible book value attributable to common stock per share after this offering		$(0.19)
Dilution per share of common stock to new investors		$3.59

The above table is based on 2,171,316 shares of common stock outstanding as of September 30, 2020, and excludes as of that date:

●	975,605 shares of common stock issuable upon the exercise of stock options outstanding as of September 30, 2020, at a weighted-average exercise price of $19.82 per share;

●	1,771,107 shares of common stock issuable upon the exercise of warrants to purchase common stock as of September 30, 2020, at a weighted-average exercise price of $13.72 per share;

●	234 shares of common stock issuable upon vesting of deferred restricted stock awards under our 2013 Stock Option and Incentive Plan as of September 30, 2020;

●	476,994 shares of common stock reserved for future issuance under the Viveve Medical, Inc. Amended and Restated 2013 Stock Option and Incentive Plan as of September 30, 2020; and

●	2,270,261 shares of common stock issuable upon conversion of our Series B Preferred Stock.

The information in the table above gives effect to the 1-for-10 reverse stock split of all of our outstanding shares of common stock effected on December 1, 2020.

If the underwriter exercises its overallotment option in full by purchasing all of the additional shares of common stock available for purchase, and assuming no exercise of any 2021 Warrants issued in this offering, our net tangible book value attributable to common stock after giving effect to this offering would be approximately $1.58 million, or $0.15 per share of common stock, which amount represents an immediate increase in net tangible book value of $11.04 per share of common stock to existing stockholders and a dilution to new investors of $3.25 per share of common stock.

To the extent that stock options are exercised or new stock options are issued under our equity incentive plans, there will be further dilution to investors purchasing common stock in this offering. In addition, we need to raise additional capital because of market conditions and strategic considerations. If we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

Also, to the extent that we issue any common stock to vendors, lenders, litigants or potential litigants, the issuance of such securities could result in significant dilution to our stockholders.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of September 30, 2020 on:

●	an actual basis, giving effect to the 10-for-1 reverse stock split effected on December 1, 2020; and

●	on a pro forma as adjusted basis to give effect to the sale by us of 4,607,940 Class A Units and 2,450,880 Class B Units, at a public offering price of $3.40 per Unit, and assuming no conversion of Series C Preferred Stock and no exercise of 2021 Warrants and our receipt of the net proceeds therefrom, after deducting the estimated underwriting discounts and commissions and estimated offering expenses that we will pay.

You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our financial statements for the periods ended September 30, 2020 and 2019, and the related notes thereto, included by reference to our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020 in this prospectus.

	As of September 30, 2020
	Actual	Pro Forma As Adjusted
	(in thousands)
Cash, cash equivalents and restricted cash	$9,200	31,075
Long term debt obligations	$5,056	5,056
Stockholders’ equity:
Convertible Preferred Stock, par value $0.0001; 10,000,000 shares authorized:
Series B Preferred Stock, par value $0.0001; 100,000 shares authorized; 34,735 shares issued and outstanding, actual and pro forma as adjusted	–	–
Series C Preferred Stock, par value $0.0001; 100,000 shares authorized; 0 shares issued and outstanding, actual; 2,450,880 shares issued and outstanding, pro forma as adjusted	–	–
Common Stock, par value $0.0001; 75,000,000 shares authorized; 2,171,316 shares issued and outstanding, actual; 6,779,256 shares issued and outstanding, pro forma as adjusted	–	1
Additional paid-in capital	226,160	248,034
Accumulated deficit	(215,071)	(215,071)
Total stockholders’ equity	$11,089	32,964

The number of shares to be outstanding immediately after giving effect to this offering as shown above is based on 2,171,316 shares of common stock outstanding as of September 30, 2020, and excludes as of that date:

●	975,605 shares of common stock issuable upon the exercise of stock options outstanding as of September 30, 2020, at a weighted-average exercise price of $19.82 per share;

●	1,771,107 shares of common stock issuable upon the exercise of warrants to purchase common stock as of September 30, 2020, at a weighted-average exercise price of $13.72 per share;

●	234 shares of common stock issuable upon vesting of deferred restricted stock awards under our 2013 Stock Option and Incentive Plan as of September 30, 2020;

●	476,994 shares of common stock reserved for future issuance under the Viveve Medical, Inc. Amended and Restated 2013 Stock Option and Incentive Plan as of September 30, 2020; and

●	2,270,261 shares of common stock issuable upon conversion of our Series B Preferred Stock.

The information in the table above gives effect to the 1-for-10 reverse stock split of all of our outstanding shares of common stock effected on December 1, 2020.

EXECUTIVE COMPENSATION

2020 Summary Compensation Table

The following table provides information regarding the total compensation for services rendered in all capacities that was earned during the fiscal years indicated by our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Option Awards ($)(3)	All Other Compensation ($)		Total ($)

Scott Durbin,	2020	435,750	-	-	-	24,301	(4)	460,051
Chief Executive Officer	2019	415,000	207,500	-	2,312,787	48,282	(4)	2,983,569

Jim Robbins,	2020	273,000	-	-	-	15,749	(4)	288,749
Senior Vice President of Finance and Administration (Principal Accounting and Financial Officer)	2019	260,000	62,400	-	255,461	19,998	(4)	597,859

Sean Shapiro,	2020	320,000	-	26,067	-	42,140	(4,5)	388,207
Vice President of U.S. Sales	2019	315,334	-	157,500	255,461	9,600	(5)	737,895

(1) The amounts reported represent cash bonuses awarded with respect to the years indicated based upon the achievement of corporate performance goals related to (i) strengthening financial position; (ii) expanding market opportunities and ensuring competitiveness; (iii) providing clinically proven solutions; and (iv) ensuring reliable quality supply of products for the years indicated. The bonuses for 2019 performance were paid 100% in cash. The annual performance-based bonuses earned with respect to 2020 performance are not calculable as of the latest practicable date prior to the filing of this prospectus.  We expect that such amounts will be determined later in the first quarter of the fiscal year ending December 31, 2021.  For more information on these bonuses, see the description of the annual performance bonuses under “Employment Agreements, Severance and Change in Control Arrangements” below.

(2) The amounts reported represent the commission earned with respect to the years indicated based upon the achievement of certain sales targets in accordance with Mr. Shapiro’s Sales Compensation Plan.

(3) The amounts reported for 2019 represent the aggregate grant date fair value of option awards granted to our named executive officers computed in accordance with FASB ASC Topic 718, excluding the impact of estimated forfeitures related to service-based vesting. See Note 12 of the notes to our consolidated financial statements in the annual report on Form 10-K for the fiscal year ended December 31, 2019 filed for a discussion of our assumptions in determining the grant date fair values of equity awards. These amounts do not correspond to the actual value that may be recognized by the named executive officers.

(4) The amount reported represents cash-out of accrued PTO hours in accordance with the Company’s PTO Policy.

(5) The amount reported represents cash paid out for car allowance in accordance with Mr. Shapiro’s Employment Agreement.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information regarding outstanding equity awards granted to our named executive officers that were outstanding as of December 31, 2020. These awards were granted under our Amended and Restated 2006 Stock Plan and our Amended and Restated 2013 Stock Option and Incentive Plan.

	Option Awards
	Number of Securities Underlying Unexercised Options (#)(1)
Name	Vesting Start Date	Exercisable	Unexercisable	Option Exercise Price ($)	Option Expiration Date
Scott Durbin
	11/26/2019	89,321	240,479	8.69	11/26/2029
	1/15/2019 (2)	403	227	1,240.00	1/15/2029
	5/11/2018 (3)	174	126	1,970.00	5/11/2028
	1/23/2018	88	33	4,480.00	1/23/2028
	3/03/2017	125	8	4,460.00	3/03/2027
	12/23/2016	51	—	5,220.00	12/23/2026
	12/16/2015 (3)	98	—	6,000.00	12/16/2025
	9/26/2014	48	—	4,800.00	9/26/2024
	1/23/2013 (4)	11	—	9,920.00	2/2/2023

Jim Robbins
	11/26/2019	8,938	24,062	8.69	11/26/2029
	1/15/2019 (2)	61	35	1,240.00	1/15/2029
	5/11/2018 (3)	16	17	1,970.00	5/11/2028
	1/23/2018	44	15	4,480.00	1/23/2028
	12/23/2016	20	—	5,220.00	12/23/2026
	12/16/2015	25	—	6,000.00	12/16/2025
	7/1/2014 (3)	15	—	4,800.00	9/26/2024

Sean Shapiro	11/26/2019	8,938	—	8.69	11/26/2029
	1/15/2019 (2)	61	—	1,240.00	1/15/2029
	1/23/2018	24	—	4,480.00	1/23/2028
	9/6/2016 (3)	61	—	7,580.00	9/6/2026

(1) Except as otherwise set forth below, the shares of our common stock underlying each of the outstanding stock options vest and become exercisable in equal monthly installments over 48 months following the grant date.

(2) The shares of common stock underlying this stock option vest and become exercisable in equal monthly installment overs 36 months following the grant date.

(3) The shares of common stock underlying this stock option vest and become exercisable as follows: ¼ of the shares vested on the one-year anniversary of the grant date and the remaining shares vest in equal monthly installments over the following 36 months.

(4) These stock options were fully vested upon the merger that took place on September 23, 2014 between PLC Systems Inc., Viveve, Inc. and PLC Systems Acquisition Corp. Prior to merger, the Board voted to accelerate the vesting of all unvested options that were outstanding as of the date of the merger such that all options would be immediately vested and exercisable by the holders.

Employment Agreements, Severance and Change in Control Arrangements

In February 2018 we entered into an employment agreement with Mr. Durbin and then May 2018, we entered into an amended and restated employment agreement with Mr. Durbin and an employment agreement with Mr. Robbins that provide for specified payments and benefits in connection with a termination of employment by us without cause or a resignation by the executive officer for good reason (as each such term is defined in the employment agreement). Our goal in providing these severances and change in control payments and benefits is to offer sufficient cash continuity protection such that our named executive officers will focus their full time and attention on the requirements of the business rather than the potential implications for their respective positions. We prefer to have certainty regarding the potential severance amounts payable to the named executive officers, rather than negotiating severance at the time that a named executive officer’s employment terminates. We have also determined that accelerated vesting provisions with respect to outstanding equity awards in connection with a qualifying termination of employment are appropriate because they encourage our named executive officers, to stay focused on the business in those circumstances, rather than focusing on the potential implications for them personally. In addition, these employment agreements with our named executive officers contain confidentiality provisions and require the named executive officers to execute a general release of claims to receive any payments and benefits.

Employment Agreement with Scott Durbin

Pursuant to our amended and restated agreement with Mr. Durbin, he serves as our Chief Executive Officer on an at-will basis and as a director. Mr. Durbin currently receives a base salary of $435,750, which is subject to periodic review and adjustment. Mr. Durbin is also eligible for an annual performance bonus targeted at 50% of his base salary and to participate in the employee benefit plans generally available to employees, subject to the terms of those plans.

The employment agreement further provides that if Mr. Durbin’s employment is terminated by us without cause or Mr. Durbin terminates his employment with us for good reason, he will be entitled to receive: (i) base salary continuation for 12 months following termination, (ii) any earned but unpaid incentive compensation with respect to any completed calendar year period, (iii) if Mr. Durbin was participating in the Company’s group health plan immediately prior to the date of termination, a monthly cash payment in an amount equal to the employer portion of his monthly health insurance premium until the earliest of 12 months following the date of termination, the expiration of his continuation coverage under COBRA or the date he becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment, and (iv) accelerated vesting of all stock options and other stock-based awards held by Mr. Durbin that would have vested had he remained employed for an additional six months following termination. In lieu of the severance payments and benefits set forth in the preceding sentence, in the event Mr. Durbin’s employment is terminated by us without cause or he terminates his employment with us for good reason, in either case within 12 months following a change in control (as defined in his employment agreement), he will be entitled to receive: (i) a lump sum cash amount equal to 1.5 times the sum of (A) his current base salary (prior to any reduction triggering good reason, if applicable, or his base salary in effect prior to the change in control if higher) plus (B) Mr. Durbin’s target annual cash incentive compensation for the year of termination, (ii) if Mr. Durbin was participating in the Company’s group health plan immediately prior to the date of termination, a monthly cash payment in an amount equal to the employer portion of his monthly health insurance premium until the earliest of 18 months following the date of termination, the expiration of his continuation coverage under COBRA or the date he becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment, and (iii) except as otherwise provided in the applicable award agreement, accelerated vesting of all stock options and other stock-based awards subject to time-based vesting held by Mr. Durbin as of the date of termination. Receipt of the severance payments and benefits described above is conditioned upon Mr. Durbin entering into an effective separation agreement, containing, among other provisions, a general release of claims against the Company and our affiliates, confidentiality, return of property and non-disparagement.

Employment Agreement with Jim Robbins

Pursuant to our employment agreement with Mr. Robbins, he serves as our Senior Vice President of Finance and Administration and Principal Accounting and Financial Officer on an at-will basis. Mr. Robbins served as our Vice President of Finance and Administration through December 31, 2020 and received a base salary of $273,000, which is subject to periodic review and adjustment. Starting January 1, 2021, Mr. Robbins receives a base salary of $285,000. Mr. Robbins is also eligible for an annual performance bonus targeted at 30% of his base salary and to participate in the employee benefit plans generally available to employees, subject to the terms of those plans.

The employment agreement further provides that if Mr. Robbins’ employment is terminated by us without cause or Mr. Robbins terminates his employment with us for good reason, he will be entitled to receive: (i) base salary continuation for six months following termination, (ii) any earned but unpaid incentive compensation with respect to any completed calendar year period, (iii) if Mr. Robbins was participating in the Company’s group health plan immediately prior to the date of termination, a monthly cash payment in an amount equal to the employer portion of his monthly health insurance premium until the earliest of six months following the date of termination, the expiration of his continuation coverage under COBRA or the date he becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment, and (iv) accelerated vesting of all stock options and other stock-based awards held by Mr. Robbins that would have vested had he remained employed for an additional six months following termination. In lieu of the severance payments and benefits set forth in the preceding sentence, in the event Mr. Robbins’ employment is terminated by us without cause or he terminates his employment with us for good reason, in either case within 12 months following a change in control (as defined in his employment agreement), he will be entitled to receive: (i) a lump sum cash amount equal to .75 times the sum of (A) his current base salary (prior to any reduction triggering good reason, if applicable, or his base salary in effect prior to the change in control if higher) plus (B) Mr. Robbins’ target annual cash incentive compensation for the year of termination, (ii) if Mr. Robbins was participating in the Company’s group health plan immediately prior to the date of termination, a monthly cash payment in an amount equal to the employer portion of his monthly health insurance premium until the earliest of six months following the date of termination, the expiration of his continuation coverage under COBRA or the date he becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment, and (iii) except as otherwise provided in the applicable award agreement, accelerated vesting of all stock options and other stock-based awards subject to time-based vesting held by Mr. Robbins as of the date of termination. Receipt of the severance payments and benefits described above is conditioned upon Mr. Robbins entering into an effective separation agreement, containing, among other provisions, a general release of claims against the Company and our affiliates, confidentiality, return of property and non-disparagement.

Employment Agreement with Sean Shapiro

Pursuant to our employment agreement with Mr. Shapiro, he served as our Vice President of Sales, North America on an at-will basis. Mr. Shapiro resigned from his position as Vice President of Sales, North America effective as of December 2020.  Pursuant to the employment agreement and in connection with his resignation, Mr. Shapiro is subject to certain provisions in the employment agreement regarding confidentiality, non-compete and non-disparagement.  Mr. Shapiro is eligible for continuation of health insurance under COBRA until the date he becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.  He has 90 days after his resignation date to exercise vested shares.  Mr. Shapiro is not entitled to receive any additional compensation and has returned all company property.

Employee Benefits

Our executive officers are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees, including the 401(k) plan. The Company has not made any contributions to the 401(k) plan to date.

Director Compensation

On December 23, 2016, the Board of Directors adopted an independent director compensation policy designed to compensate non-employee directors of the Company for their time, commitment and contributions to the Board. The Board amended and restated the independent director compensation policy effective July 17, 2018, January 9, 2019, and November 26, 2020 (as amended and restated, the “Director Compensation Policy”). Under the Director Compensation Policy, during the year ended December 31, 2020, all independent directors were eligible to receive cash compensation as set forth below, pro-rated to reflect the number of days served during any calendar quarter:

Annual Retainer($)
Board of Directors:
All Independent Directors	35,000
Chairperson Additional Retainer	35,000
Audit Committee:
All Audit Committee Members	10,000
Chairperson	20,000
Compensation Committee:
All Compensation Committee Members	5,000
Chairperson	10,000
Governance and Nominating Committee:
All Governance and Nominating Committee Members	3,750
Chairperson	7,500

Under the Director Compensation Policy, all independent directors eligible to receive cash compensation have the option to elect to receive all or any portion of such cash compensation in the form of a stock award, in lieu of a cash payment. Such election is to be made quarterly until the 2021 annual meeting and annually thereafter. Such restricted stock awards have a fair market value equal to the value of the cash retainer to be paid during such period and are fully vested upon grant.

In addition, under the policy, each new non-employee director who is initially appointed or elected to the Board after effectiveness of the policy is granted an equity-based award with a value at the time of issuance equal to two times the Subsequent Award (defined below) in effect at the time of election, which vests in three equal annual installments on each of the first three anniversaries of the date of grant, subject to the director’s continued service on the Board (the “Initial Award”). In addition, on the date of each annual meeting of the Company’s stockholders, each continuing non-employee director is eligible to receive an annual option grant to purchase 16,500 shares of common stock, which vests in full on the first anniversary of the grant date, subject to the director’s continued service on the Board (each a “Subsequent Award”). Furthermore, the Chairman of the Board is granted an equity-based initial retainer award in the form of a Stock Option to purchase 66,000 shares, which shall vest and become exercisable on the first anniversary of the date of grant subject to the Independent Director continuing in service as the Chairman of the Board through such vesting date. A non-employee director elected for the first time to the Board at an annual meeting of the Company’s stockholders shall only receive an Initial Award in connection with such election, and shall not receive a Subsequent Award until the annual meeting for the next fiscal year. In the event a non-employee director’s service on the Board terminates, the vesting and exercise of such director’s unvested stock options shall be subject to the terms of the applicable award agreement.

The Company has also agreed to reimburse all reasonable out-of-pocket expenses incurred by non-employee directors in attending board of directors and committee meetings.

2020 Director Compensation Table

The following table presents information regarding the compensation of our non-employee directors for the year ended December 31, 2020. Scott Durbin, our Chief Executive Officer, serves on our Board of Directors but did not receive compensation for his service as a director and the compensation paid to Mr. Durbin as an employee during the year ended December 31, 2020 is set forth in the “2020 Summary Compensation Table” below.

Name	Fees Earned or Paid in Cash ($)(1)(2)	Stock Awards ($)(1)(3)	Option Awards ($)(4)(5)	All Other Compensation ($)	Total ($)
Steven Basta	98,750	-	59,635	-	158,385

Debora Jorn	35,000	-	59,635	-	94,635

Arlene Morris	58,750	-	59,635	-	118,385

Karen Zaderej(6)	19,746	-	-	-	19,746

Sharon Presnell(7)	7,948	-	117,702	-	125,650

(1)	All members of the Board of Directors elected to receive their 2020 director fees in cash.

(2)	The amounts represent the non-employee director compensation paid in cash for the four quarters of 2020. The fourth quarter of 2020 compensation was paid in January 2021.

(3)	No grants of fully vested common stock were made to non-employee directors with respect to services for the year ended December 31, 2020.

(4)

The amount reported represents the aggregate grant date fair value of stock options granted to our non-employee directors in 2020, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”), excluding the impact of estimated forfeitures related to service-based vesting. See Note 12 of the notes to our consolidated financial statements in the annual report on Form 10-K for the fiscal year ended December 31, 2019 filed for a discussion of our assumptions in determining the grant date fair values of equity awards. These amounts do not correspond to the actual value that may be recognized by the directors.

(5)

As of December 31, 2020, each of our non-employee directors serving on that date held outstanding stock options to purchase the following shares of common stock: Mr. Basta – 82,640 shares, Ms. Jorn – 49,776 shares, Ms. Morris – 49,626 shares, Ms. Zaderej – 0 shares and Ms. Presnell – 33,000 shares.

(6)	Ms. Zaderej resigned from the Board of Directors effective May 4, 2020.

(7)	Ms. Presnell joined the Board of Directors effective October 28, 2020.

DESCRIPTION OF SECURITIES

The following description of securities, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the common stock we may offer under this prospectus. The following description of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, our amended and restated certificate of incorporation, or our charter, and amended and restated by-laws, or our by-laws, which are exhibits to the registration statement of which this prospectus forms a part, and by applicable law. The terms of our common stock and preferred stock may also be affected by Delaware law.

Authorized Capital Stock

Our authorized capital stock consists of 75,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share. Of our 10,000,000 shares of preferred stock, 100,000 shares are designated Series B Preferred Stock and 2,450,880 are designated Series C Preferred Stock.

As of January 13, 2021, 2,171,316 shares of our common stock were outstanding and 34,735 shares of our Series B Preferred Stock were outstanding. Our common stock was held by 118 stockholders of record as of such date.

Units to be Issued in this Offering

We are offering Class A Units, with each Class A Unit consisting of one share of common stock and a 2021 Warrant to purchase one share of common stock at an exercise price per share of $3.40, together with the shares of common stock underlying such 2021 Warrants, at a public offering price of $3.40 per Class A Unit. The Class A Units will not be certificated and the shares of common stock and 2021 Warrants constituting such units are immediately separable and will be issued separately in this offering.

We are also offering to those purchasers whose purchase of Class A Units in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than the Beneficial Ownership Limitation, in lieu of the number of Class A Units that would result in ownership in excess of the Beneficial Ownership Limitation, Class B Units. Each Class B Unit will consist of one share of Series C Preferred Stock, par value $0.0001 per share, convertible into one share of common stock and a 2021 Warrant to purchase one share of common stock at an exercise price per share of $3.40, together with the shares of common stock underlying such shares of Series C Preferred Stock and 2021 Warrants, at a public offering price of $3.40 per Class B Unit. The Class B Units will not be certificated and the shares of Series C Preferred Stock and the 2021 Warrants constituting such units are immediately separable and will be issued separately in this offering.

Common Stock

The holders of common stock are entitled to one vote per share. Our amended and restated certificate of incorporation and amendments thereto and forms of certificates of designation of our Series B Preferred Stock and Series C Preferred Stock, or collectively, the Charter, does not expressly prohibit cumulative voting. The holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of legally available funds. Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets that are legally available for distribution. The holders of our common stock have no preemptive, subscription, redemption or conversion rights.

The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which are presently issued and outstanding as described below or may be designated solely by action of the board of directors and issued in the future.

Our common stock is listed on The Nasdaq Capital Market under the symbol “VIVE.” The transfer agent and registrar for our common stock is VStock Transfer, LLC.

Preferred Stock

Our board of directors is authorized, subject to any limitations prescribed by law, without further vote or action by our stockholders, to issue from time to time shares of preferred stock in one or more series. The directors may from time to time by resolution passed before the issue of any preferred stock of any particular series, fix the number of shares of preferred stock of any particular series, determine the designation of the shares of preferred stock of that series and create, define and attach special rights and restrictions to the shares of preferred stock of that series including, but without in any way limiting or restricting the generality of the foregoing: the rate or amount of dividends, whether cumulative, non-cumulative or partially cumulative; the dates, places and currencies of payment thereof; the consideration for, and the terms and conditions of, any purchase for cancellation or redemption thereof, including redemption after a fixed term or at a premium; conversion or exchange rights or rights of retraction (provided that any such conversion or exchange rights or rights of retraction will be in accordance with the provisions existing at the time of creation of such series relating to conversion, exchange, or retraction as prescribed by the policies of any stock exchange on which our shares are then listed); the terms and conditions of any share purchase plan or sinking fund; and voting rights and restrictions.

Holders of preferred stock will be entitled, on the distribution of our assets or in the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, or on any other distribution of our assets among our stockholders for the purpose of winding-up our affairs, to receive before any distribution to be made to holders of common stock or any other shares of stock ranking junior to the preferred stock with respect to repayment of capital, but after any distributions will be made on any Series B Preferred Stock or any of our existing or future indebtedness, the amount due to the holders of preferred stock in accordance with our Charter with respect to each share of preferred stock held by them, together with all accrued and unpaid cumulative dividends on Series B Preferred Stock and any preferential dividends on any other series of preferred stock, and all declared and unpaid non-cumulative dividends (if any and if preferential) on any series of preferred stock.

Except for voting rights that may be attached to any series of the preferred stock by the directors, holders of preferred stock will not be entitled to vote at any meeting of our stockholders. Holders of Series B Preferred Stock do not have any rights with respect to such shares prior to conversion of such shares to common stock. Holders of preferred stock will be given notice of and be invited to attend meetings of our voting stockholders.

It is not possible to state the actual effect of the issuance of any other preferred stock upon the rights of holders of our common stock until the board of directors determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things:

●	impairing dividend rights of our common stock;
●	diluting the voting power of our common stock;
●	impairing the liquidation rights of our common stock; and
●	delaying or preventing a change of control without further action by our stockholders.

Below is a description of the terms of the Series B Preferred Stock.

Series B Convertible Preferred Stock

General. The preferences and rights of the Series B Preferred Stock are as set forth in a Certificate of Designation of Series B Preferred Stock, or the Series B Certificate of Designation, included as Exhibit 3.7 to the registration statement of which this Prospectus forms a part. The following is a summary of the material terms of our Series B Preferred Stock and is qualified in its entirety by the Series B Certificate of Designation. Please refer to the Series B Certificate of Designation for more information on the preferences, rights and limitations of Series B Preferred Stock. The Series B Preferred Stock is owned solely by CRG.

Liquidation. Upon any dissolution, liquidation or winding up, whether voluntary or involuntary, holders of Series B Preferred Stock will be entitled to receive distributions out of our assets, whether capital or surplus, of the greater of (i) an amount equal to $1,000 per share plus accrued and unpaid dividends thereon or (ii) such amount as would be payable if the Series B Preferred Stock had been converted to common stock. Amounts payable to the Series B Preferred Stock upon any dissolution, liquidation or winding up are payable prior and in preference to the payment of any amounts to the holders of common stock.

Dividends. Holders of the Series B Preferred Stock are entitled to receive accruing dividends of 12.5% per annum, which dividends are cumulative and quarterly compounded. The holders of Series B Preferred Stock will be entitled to receive an amount equal (on an “as converted to common stock” basis) to and in the same form as dividends actually paid on shares of our common stock when, as and if such dividends are paid on shares of our common stock. We have an option to pay the Series B Preferred Stock’s accruing dividend in additional shares of Series B Preferred Stock.

Conversion.  Subject to the limitation described below, each share of Series B Preferred Stock is convertible, at any time and from time to time at the option of the holder thereof, into that number of shares of common stock determined by dividing $1,000 by the conversion price of $1.53 (subject to adjustment as described below). This right to convert is limited by the beneficial ownership limitation described below. Series B Preferred Stock is not convertible until we file a Charter amendment to authorize 125 million shares of common stock under our Charter, following approval from our board of directors and stockholders. We expect to file a certificate of amendment to the certificate of designation for our Series B preferred stock to remove the requirement that an amendment to our Certificate of Incorporation be filed to authorize at least 125 million shares of common stock for the conversion of Series B preferred stock to common stock.

Lockup. The Series B Preferred Stock and any of our common stock issued upon the conversion thereof will be subject to a lock-up agreement following the closing of this offering.

Forced Conversion. Beginning on November 26, 2020, if the Company’s average market capitalization is at least $150,000,000 both (i) on a given date, based on the closing price and number of shares outstanding and (ii) for the prior quarter, based on the volume-weighted average closing price during such quarter and number of shares outstanding on the last day of such quarter, the Series B Preferred Stock is subject to mandatory conversion (subject to the beneficial ownership limitation below).

Beneficial Ownership Limitation. A holder will have no right to convert any portion of Series B Preferred Stock, to the extent that, after giving effect to such conversion, such holder, together with such holder’s affiliates, and any persons acting as a group together with such holder or any such affiliate, would beneficially own in excess of 4.99% (or, upon election by a holder any higher or lower percentage) of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock upon such conversion. A holder of Series B Preferred Stock may adjust the percentage of the beneficial ownership upon not less than 61 days prior notice. Beneficial ownership of the holder and its affiliates will be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. Holders of Series B Preferred Stock who are subject to such beneficial ownership limitation are and will remain responsible for ensuring their own compliance with Regulation 13D-G promulgated under the Securities Exchange Act of 1934, as amended, consistent with their individual facts and circumstances. In addition, pursuant to Rule 13d-3(d)(1)(i) promulgated under the Securities Exchange Act of 1934, as amended, any person who acquires Series B Preferred Stock with the purpose or effect of changing or influencing the control of our company, or in connection with or as a participant in any transaction having such purpose or effect, immediately upon such acquisition will be deemed to be the beneficial owner of the underlying common stock.

Optional Redemption. Subject to the terms of the certificate of designation, the Company holds an option to redeem some or all the Series B Preferred Stock for the amount per share otherwise payable upon a liquidation, dissolution or winding up of the Company, upon 30 days prior written notice to the holder of the Series B Preferred Stock.

Stock Dividends and Stock Splits. If we pay a stock dividend or otherwise make a distribution payable in shares of common stock on shares of common stock or any other common stock equivalents, subdivide or combine outstanding common stock, or will reclassify common stock, the conversion price will be adjusted by multiplying the then effective conversion price by a fraction, the numerator of which will be the number of shares of common stock (including shares issuable upon conversion of the Series B Preferred Stock) outstanding immediately before such event, and the denominator of which will be the number of shares outstanding immediately after such event (assuming conversion of the Series B Preferred Stock).

Fundamental Transaction. In the event we consummate a merger or consolidation with or into another person or other reorganization event in which our common stock is converted or exchanged for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of our outstanding shares of common stock, then following such event, the holders of the Series B Preferred Stock will be entitled to receive upon conversion of the Series B Preferred Stock the same kind and amount of securities, cash or property which the holders would have received had they converted the Series B Preferred Stock immediately prior to such fundamental transaction. Any successor to us or surviving entity will assume the obligations under the Series B Preferred Stock.

Voting Rights, etc. Except as otherwise provided in the Series B Certificate of Designation or required by law, the Series B Preferred Stock has no voting rights. However, as long as any shares of Series B Preferred Stock are outstanding, we may not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series B Preferred Stock, (i) liquidate, dissolve, or wind up the Company; (ii) alter or amend the certificate of incorporation, Series B Certificate of Designation or bylaws of the Company in a manner adverse to the Series B Preferred Stock; (iii) create or amend the terms of any securities so as to create, securities pari passu or senior to the Series B Preferred Stock; (iv) purchase, redeem or make any dividend upon shares of capital stock other than certain limited exceptions; or (v) issue any additional Series B Preferred Stock.

Fractional Shares. No fractional shares of common stock will be issued upon conversion of Series B Preferred Stock. Rather, we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the fair market value of a share of common stock or round up such fractional share to the next whole share.

The Series B Preferred Stock was issued in book-entry form with VStock Transfer, LLC as preferred stock agent, and is represented by one or more book-entry certificates deposited with The Depository Trust Company, or DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC. There is no established public trading market for the Series B Preferred Stock and we do not expect a market to develop. We have not listed and do not plan on applying to list the Series B Preferred Stock on The Nasdaq Capital Market, any other national securities exchange or any other nationally recognized trading system.

The transfer agent for our Series B Preferred Stock is VStock Transfer, LLC.

Series C Convertible Preferred Stock

General. In connection with this offering, our board of directors will designate shares of our preferred stock as Series C Preferred Stock. The preferences and rights of the Series C Preferred Stock will be as set forth in a Certificate of Designation (the “Series C Certificate of Designation”) to be filed as an exhibit to the registration statement of which this prospectus is a part.

Liquidation. In the event of a liquidation, the holders of Series C Preferred Stock will be entitled to participate on an as-converted-to-common-stock basis with holders of the common stock in any distribution of assets of the Company to the holders of the common stock.

Dividends. The Series C Certificate of Designation will provide, among other things, that we will not pay any dividends on shares of common stock (other than dividends in the form of common stock) unless and until such time as we pay dividends on each share of Series C Preferred Stock on an as-converted basis. Other than as set forth in the previous sentence, the Series C Certificate of Designation will provide that no other dividends will be paid on shares of Series C Preferred Stock and that we will pay no dividends (other than dividends in the form of common stock) on shares of common stock unless we simultaneously comply with the previous sentence.

Conversion. Each share of Series C Preferred Stock will be convertible at any time at the holder’s option into one share of common stock, which conversion ratio will be subject to adjustment for stock splits, stock dividends, distributions, subdivisions and combinations. Notwithstanding the foregoing, the Series C Certificate of Designation will further provide that we will not effect any conversion of the Series C Preferred Stock, with certain exceptions, to the extent that, after giving effect to an attempted conversion, the holder of Series C Preferred Stock (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of shares of Common Stock in excess of 4.99% (or, at the election of the purchaser prior to the date of issuance, 9.99%) of the shares of our common stock then outstanding after giving effect to such exercise (the “Series C Preferred Stock Beneficial Ownership Limitation”).

Voting Rights. Except as otherwise provided in the Series C Certificate of Designation or required by law, the Series C Preferred Stock has no voting rights. However, as long as any shares of the Series C Preferred Stock are outstanding, we may not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series C Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Series C Preferred Stock or alter or amend the Series C Certificate of Designation, (b) increase the number of authorized shares of Series C Preferred Stock or (c) effect a stock split or reverse stock split of the Series C Preferred Stock or any like event.

Beneficial Ownership Limitation. A holder will have no right to convert any portion of Series C Preferred Stock, to the extent that, after giving effect to such conversion, such holder, together with such holder’s affiliates, and any persons acting as a group together with such holder or any such affiliate, would beneficially own in excess of 4.99% (or, upon election by a holder any higher or lower percentage) of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock upon such conversion. A holder of Series C Preferred Stock may increase or decrease the Series C Preferred Stock Beneficial Ownership Limitation (with respect to itself only) upon not less than 61 days’ prior notice, but in no event may the Series C Preferred Stock Beneficial Ownership Limitation exceed 9.99%. Beneficial ownership of the holder and its affiliates will be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. Holders of Series C Preferred Stock who are subject to the Series C Preferred Stock Beneficial Ownership Limitation are, and will remain responsible for ensuring their own compliance with Regulation 13D-G promulgated under the Securities Exchange Act of 1934, as amended, consistent with their individual facts and circumstances. In addition, pursuant to Rule 13d-3(d)(1)(i) promulgated under the Securities Exchange Act of 1934, as amended, any person who acquires Series C Preferred Stock with the purpose or effect of changing or influencing the control of our company, or in connection with or as a participant in any transaction having such purpose or effect, immediately upon such acquisition will be deemed to be the beneficial owner of the underlying common stock.

Repurchase Restrictions. The Series C Certificate of Designation will not provide for any restriction on the repurchase of Series C Preferred Stock by us while there is any arrearage in the payment of dividends on the Series C Preferred Stock. There will be no sinking fund provisions applicable to the Series C Preferred Stock.

Redemption. We will not be obligated to redeem or repurchase any shares of Series C Preferred Stock. Shares of Series C Preferred Stock will not otherwise be entitled to any redemption rights or mandatory sinking fund or analogous fund provisions.

Stock Dividends and Stock Splits. If we pay a stock dividend or otherwise make a distribution payable in shares of common stock on shares of common stock or any other common stock equivalents, subdivide or combine outstanding common stock, or reclassify common stock, the conversion price will be adjusted by multiplying the then effective conversion price by a fraction, the numerator of which shall be the number of shares of common stock (including shares issuable upon conversion of the Series C Preferred Stock) outstanding immediately before such event, and the denominator of which shall be the number of shares outstanding immediately after such event (assuming conversion of the Series C Preferred Stock).

Fundamental Transaction. In the event we consummate a merger or consolidation with or into another person or other reorganization event in which our common stock is converted or exchanged for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of our outstanding shares of common stock, then following such event, the holders of the Series C Preferred Stock will be entitled to receive upon conversion of the Series C Preferred Stock the same kind and amount of securities, cash or property which the holders would have received had they converted the Series C Preferred Stock immediately prior to such fundamental transaction. Any successor to us or surviving entity shall assume the obligations under the Series C Preferred Stock.

Fractional Shares. No fractional shares of common stock will be issued upon conversion of Series C Preferred Stock. Rather, at our election, we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the fair market value of a share of common stock or round up such fractional share to the next whole share.

Exchange Listing. We do not intend to apply for listing of the Series C Preferred Stock on any securities exchange or other trading system.

Forum Selection and Waiver of Trial by Jury. The Series C Certificate of Designation sets the state and federal courts sitting in the City of Wilmington, or the Delaware Courts, or the state and federal courts sitting in the City of New York, Borough of Manhattan, or the New York Courts, as the non-exclusive forum for any legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by the Series C Certificate of Designation, or the DE and NY Forum Provision; provided, however, that this DE and NY Forum Provision does not apply to any actions arising under the Securities Act or the Exchange Act. The DE and NY Forum Provision may impose additional litigation costs on stockholders in pursuing such claims, particularly if the stockholders do not reside in or near the States of Delaware or New York. Additionally, the DE and NY Forum Provision may limit our stockholders' ability to bring a claim in a judicial forum that they find favorable for disputes arising under the Series C Certificate of Designation, which may discourage the filing of such lawsuits. The purchasers of Series C Preferred Stock also waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the Series C Certificate of Designation; provided, however, that this waiver does not apply to any actions arising under the Securities Act or the Exchange Act. The waiver of a trial by jury may disadvantage a purchaser of the Series C Preferred Stock to the extent a judge might be less likely than a jury to resolve an action in the purchaser’s favor. Further, if a court were to find this DE and NY Forum Provision or the waiver of jury trial inapplicable to, or unenforceable in respect of, an action or proceeding against us, then we may incur additional costs associated with resolving these matters, which could adversely affect our business and financial condition.

Warrants

Below is a description of our warrants to purchase shares of common stock.

CRG Warrants

General. As of January 11, 2021, we had Common Stock Purchase Warrants issued to affiliates of CRG LP, or CRG Warrants, outstanding and exercisable for 989,379 shares of common stock. The material terms and provisions of the CRG Warrants are summarized below. This summary of some provisions of the CRG Warrants is not complete. For the complete terms of the CRG Warrants, you should refer to the Form of CRG Common Stock Purchase Warrant, a copy of which is filed as Exhibit 4.15 to the registration statement of which this prospectus forms a part.

Exercise of CRG Warrants. Each CRG Warrant is exercisable to purchase one share of our common stock, with an exercise price equal to $18.36 per share The CRG Warrants are represented in a certificated form held by the holder thereof. The holder of a CRG Warrant is not deemed a holder of our underlying common stock until such warrant is exercised.

Subject to certain limitations as described below, the CRG Warrants are immediately exercisable upon issuance and expire on the five (5) year anniversary of the issuance date. Subject to limited exceptions, a holder of CRG Warrants will not have the right to exercise any portion of its warrants if the holder (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of shares of common stock in excess of 4.99% of the shares of our common stock then outstanding after giving effect to such exercise. CRG Warrants are not exercisable until we file a Charter amendment to authorize 125 million shares of common stock under our Charter, following approval from our board of directors and stockholders. We expect to enter into an amendment to the CRG Warrants to remove the requirement to file such a Charter amendment.

The exercise price and the number of shares issuable upon exercise of the CRG Warrants is subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock. The warrant holders must pay the exercise price in cash upon exercise of the CRG Warrants, unless such warrant holders are utilizing the cashless exercise provision of the warrants.

Upon the holder’s exercise of a CRG Warrant, we will issue the shares of common stock issuable upon exercise of the CRG Warrant within two trading days following our receipt of a notice of exercise, provided that payment of the exercise price has been made (unless exercised to the extent permitted via the “cashless” exercise provision). Prior to the exercise of any CRG Warrants to purchase common stock, holders of such warrants will not have any of the rights of holders of the common stock purchasable upon exercise, including the right to vote, except as set forth therein.

Warrant holders may exercise the CRG Warrants only if the issuance of the shares of common stock upon exercise of such warrants is covered by an effective registration statement, or an exemption from registration is available under the Securities Act and the securities laws of the state in which the holder resides. We intend to use commercially reasonable efforts to have the registration statement, of which this prospectus forms a part, effective when the CRG Warrants are exercised. The warrant holders must pay the exercise price in cash upon exercise of the CRG Warrants unless, after six month of the date of their issuance, there is not an effective registration statement or, if required, there is not an effective state law registration or exemption covering the issuance of the shares underlying the CRG Warrants (in which case, such warrants may only be exercised via a “cashless” exercise provision).

Lockup. The CRG Warrants and any of our common stock issued upon the exercise of the CRG Warrants are subject to lock-up terms with us until November 22, 2020. This means that, during the lock-up period, CRG may not offer for sale, contract to sell, distribute, grant any option, right or warrant to purchase, pledge, hypothecate or otherwise dispose of, directly or indirectly, such securities. CRG also agreed, in an agreement with the underwriters for our public offering in November 2019, to similar lock-up restrictions on the resale or transfer of such securities until November 22, 2020.

Fundamental Transaction. In the event we consummate a merger or consolidation with or into another person or other reorganization event in which our common stock are converted or exchanged for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of our outstanding shares of common stock, then following such event, the holders of the CRG Warrants will be entitled to receive upon exercise of such warrants the same kind and amount of securities, cash or property which the holders would have received had they exercised their warrants immediately prior to such fundamental transaction. Any successor to us or surviving entity shall assume the obligations under the CRG Warrants. Additionally, as more fully described in the CRG Warrants, in the event of certain fundamental transactions, the holders of the CRG Warrants will be entitled to receive consideration in an amount equal to the Black Scholes value of such warrants on the date of consummation of such transaction.

Exchange Listing. We do not intend to apply for listing of the CRG Warrants on any securities exchange or other trading system.

Forum Selection. The CRG Warrants set the state and federal courts sitting in the City of New York, Borough of Manhattan as the exclusive forum for any legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by the CRG Warrants, or the New York Forum Provision; provided, however, that this New York Forum Provision does not apply to any actions arising under the Securities Act or the Exchange Act. The New York Forum Provision may impose additional litigation costs on stockholders in pursuing such claims, particularly if the stockholders do not reside in or near the State of New York. Additionally, the New York Forum Provision may limit our stockholders' ability to bring a claim in a judicial forum that they find favorable for disputes arising under the CRG Warrants, which may discourage the filing of such lawsuits.

2019 Warrants

General. As of January 11, 2021, we had 325,632 Series B Common Stock Purchase Warrants, or the 2019 Warrants, outstanding and exercisable for shares of common stock. The material terms and provisions of the 2019 Warrants are summarized below. This summary of some provisions of the 2019 Warrants is not complete. For the complete terms of the 2019 Warrants, you should refer to the Form of Series A/B Common Stock Purchase Warrant, a copy of which is filed as Exhibit 4.13 to the registration statement of which this prospectus forms a part. The 2019 Warrants were issued in book-entry form and are represented only by one or more global warrants deposited with VStock Transfer LLC, the warrant agent, as custodian on behalf of The Depository Trust Company, or DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Exercise of the 2019 Warrants. Each 2019 Warrant is exercisable to purchase one share of our common stock, with an initial exercise price equal to $15.50 per share upon issuance thereof, which was reduced to $6.10 per share on April 15, 2020 The 2019 Warrants are governed by the terms of a global warrant held in book-entry form. The holder of an 2019 Warrant is not deemed a holder of our underlying common stock until such warrant is exercised.

Subject to certain limitations as described below the 2019 Warrants are immediately exercisable upon issuance and expire on the five (5) year anniversary of the issuance date. Subject to limited exceptions, a holder of the 2019 Warrants does not have the right to exercise any portion of its warrants if the holder (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of shares of common stock in excess of 4.99% (or, at the election of the purchaser prior to the date of issuance, 9.99%) of the shares of our common stock then outstanding after giving effect to such exercise.

The exercise price and the number of shares issuable upon exercise of the 2019 Warrants is subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock. The exercise price of the 2019 Warrants is also subject to appropriate adjustment in the event of subsequent equity sales of common stock or securities convertible into common stock for an exercise price per share less than the exercise price per share of the 2019 Warrants then in effect. The warrant holders must pay the exercise price in cash upon exercise of the 2019 Warrants, unless such warrant holders are utilizing the cashless exercise provision of the warrants.

Upon the holder’s exercise of an 2019 Warrant, we will issue the shares of common stock issuable upon exercise of the 2019 Warrant within two trading days following our receipt of a notice of exercise, provided that payment of the exercise price has been made (unless exercised to the extent permitted via the “cashless” exercise provision). Prior to the exercise of any 2019 Warrants to purchase common stock, holders of such warrants will not have any of the rights of holders of the common stock purchasable upon exercise, including the right to vote, except as set forth therein.

Warrant holders may exercise the 2019 Warrants only if the issuance of the shares of common stock upon exercise of the 2019 Warrants is covered by an effective registration statement, or an exemption from registration is available under the Securities Act and the securities laws of the state in which the holder resides. The 2019 Warrants are presently covered by an effective registration statement and we intend to use commercially reasonable efforts to have such registration statement effective when the 2019 Warrants are exercised. The warrant holders must pay the exercise price in cash upon exercise of the 2019 Warrants unless there is not an effective registration statement or, if required, there is not an effective state law registration or exemption covering the issuance of the shares underlying the 2019 Warrants (in which case, such warrants may only be exercised via a “cashless” exercise provision).

Fundamental Transaction. In the event we consummate a merger or consolidation with or into another person or other reorganization event in which our common stock are converted or exchanged for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of our outstanding shares of common stock, then following such event, the holders of the 2019 Warrants will be entitled to receive upon exercise of such warrants the same kind and amount of securities, cash or property which the holders would have received had they exercised their warrants immediately prior to such fundamental transaction. Any successor to us or surviving entity shall assume the obligations under the 2019 Warrants. Additionally, as more fully described in the 2019 Warrants, in the event of certain fundamental transactions, the holders of the 2019 Warrants will be entitled to receive consideration in an amount equal to the Black Scholes value of such warrants on the date of consummation of such transaction.

Exchange Listing. We do not intend to apply for listing of the 2019 Warrants on any securities exchange or other trading system.

Forum Selection. The 2019 Warrant contains the New York Forum Provision; provided, however, that this New York Forum Provision does not apply to any actions arising under the Securities Act or the Exchange Act. The New York Forum Provision may impose additional litigation costs on stockholders in pursuing such claims, particularly if the stockholders do not reside in or near the State of New York. Additionally, the New York Forum Provision may limit our stockholders' ability to bring a claim in a judicial forum that they find favorable for disputes arising under the 2019 Warrant, which may discourage the filing of such lawsuits.

2020 Warrants

General. As of January 11, 2021, we had 392,830 Series A-2 Common Stock Purchase Warrants and 20,830 Series B-2 Common Stock Purchase Warrants, or collectively the 2020 Warrants, outstanding and exercisable for shares of common stock. The material terms and provisions of the 2020 Warrants are summarized below. This summary of some provisions of the 2020 Warrants is not complete. For the complete terms of the 2020 Warrants, you should refer to the Form of Series A-2/B-2 Common Stock Purchase Warrant, a copy of which is filed as Exhibit 4.14 to the registration statement of which this prospectus forms a part.

Exercise of 2020 Warrants. Each 2020 Warrant is exercisable to purchase one share of our common stock, with an exercise price equal to $6.371 per share. The 2020 Warrants are represented in a certificated form held by the holder thereof. The holder of a 2020 Warrant is not deemed a holder of our underlying common stock until such warrant is exercised.

Subject to certain limitations as described below the 2020 Warrants are immediately exercisable upon issuance and expire on the five (5) year anniversary of the issuance date. Subject to limited exceptions, a holder of 2020 Warrants will not have the right to exercise any portion of its warrants if the holder (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of shares of common stock in excess of 4.99% (or, at the election of the purchaser prior to the date of issuance, 9.99%) of the shares of our common stock then outstanding after giving effect to such exercise.

The exercise price and the number of shares issuable upon exercise of the 2020 Warrants is subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock. Subject to stockholder approval for purposes of Nasdaq Listing Rule 5635(d), the exercise price of the 2020 Warrants is subject to appropriate adjustment in the event of subsequent equity sales of common stock or securities convertible into common stock for an exercise price per share less than the exercise price per share of the 2020 Warrants then in effect. The warrant holders must pay the exercise price in cash upon exercise of the 2020 Warrants, unless such warrant holders are utilizing the cashless exercise provision of the warrants.

Upon the holder’s exercise of a 2020 Warrant, we will issue the shares of common stock issuable upon exercise of the 2020 Warrant within two trading days following our receipt of a notice of exercise, provided that payment of the exercise price has been made (unless exercised to the extent permitted via the “cashless” exercise provision). Prior to the exercise of any 2020 Warrants to purchase common stock, holders of such warrants will not have any of the rights of holders of the common stock purchasable upon exercise, including the right to vote, except as set forth therein.

Warrant holders may exercise the 2020 Warrants only if the issuance of the shares of common stock upon exercise of such warrants is covered by an effective registration statement, or an exemption from registration is available under the Securities Act and the securities laws of the state in which the holder resides. We intend to use commercially reasonable efforts to have the registration statement, of which this prospectus forms a part, effective when the 2020 Warrants are exercised. The warrant holders must pay the exercise price in cash upon exercise of the 2020 Warrants unless, after six month of the date of their issuance, there is not an effective registration statement or, if required, there is not an effective state law registration or exemption covering the issuance of the shares underlying the 2020 Warrants (in which case, such warrants may only be exercised via a “cashless” exercise provision).

Fundamental Transaction. In the event we consummate a merger or consolidation with or into another person or other reorganization event in which our common stock are converted or exchanged for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of our outstanding shares of common stock, then following such event, the holders of the 2020 Warrants will be entitled to receive upon exercise of such warrants the same kind and amount of securities, cash or property which the holders would have received had they exercised their warrants immediately prior to such fundamental transaction. Any successor to us or surviving entity shall assume the obligations under the 2020 Warrants. Additionally, as more fully described in the 2020 Warrants, in the event of certain fundamental transactions, the holders of the 2020 Warrants will be entitled to receive consideration in an amount equal to the Black Scholes value of such warrants on the date of consummation of such transaction.

Exchange Listing. We do not intend to apply for listing of the 2020 Warrants on any securities exchange or other trading system.

Forum Selection. The 2020 Warrants contains the New York Forum Provision; provided, however, that this New York Forum Provision does not apply to any actions arising under the Securities Act or the Exchange Act. The New York Forum Provision may impose additional litigation costs on stockholders in pursuing such claims, particularly if the stockholders do not reside in or near the State of New York. Additionally, the New York Forum Provision may limit our stockholders' ability to bring a claim in a judicial forum that they find favorable for disputes arising under the 2020 Warrants, which may discourage the filing of such lawsuits.

2021 Warrants

General. The material terms and provisions of the 2021 Warrants being offered pursuant to this prospectus are summarized below. This summary of some provisions of the 2021 Warrants is not complete. For the complete terms of the 2021 Warrants, you should refer to the form of warrant to be filed as an exhibit to the registration statement of which this prospectus is a part. Pursuant to a warrant agent agreement between us and VStock Transfer, as warrant agent, the 2021 Warrants will be issued in book-entry form and shall initially be represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Exercise of warrants. Each Class A Unit and Class B Unit includes a 2021 Warrant to purchase one share of our common stock, at an exercise price equal to $3.40 per share, at any time for up to five (5) years from the date of issuance of the warrants. Each 2021 Warrant is exercisable into one share of common stock. The holder of a 2021 Warrant will not be deemed a holder of our underlying common stock until such warrant is exercised.

Subject to certain limitations as described below, the 2021 Warrants are immediately exercisable upon issuance and expire on the five (5) year anniversary of the issuance date. Subject to limited exceptions, a holder of 2021 Warrants will not have the right to exercise any portion of its warrants if the holder (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of shares of common stock in excess of 4.99% (or, at the election of the purchaser prior to the date of issuance, 9.99%) of the shares of our common stock then outstanding after giving effect to such exercise.

The exercise price and the number of shares issuable upon exercise of the 2021 Warrants is subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock. The 2021 Warrant holders must pay the exercise price in cash upon exercise of the warrants, unless such warrant holders are utilizing the cashless exercise provision of the warrants.

Upon the holder’s exercise of a 2021 Warrant, we will issue the shares of common stock issuable upon exercise of the 2021 Warrants within two trading days following our receipt of a notice of exercise, provided that payment of the exercise price has been made (unless exercised to the extent permitted via the “cashless” exercise provision). Prior to the exercise of any 2021 Warrants to purchase common stock, holders of such warrants will not have any of the rights of holders of the common stock purchasable upon exercise, including the right to vote, except as set forth therein.

Warrant holders may exercise the 2021 Warrants only if the issuance of the shares of common stock upon exercise of such warrants is covered by an effective registration statement, or an exemption from registration is available under the Securities Act and the securities laws of the state in which the holder resides. We intend to use commercially reasonable efforts to have the registration statement, of which this prospectus forms a part, effective when the 2021 Warrants are exercised. The warrant holders must pay the exercise price in cash upon exercise of the 2021 Warrants unless there is not an effective registration statement or, if required, there is not an effective state law registration or exemption covering the issuance of the shares underlying the 2021 Warrants (in which case, such warrants may only be exercised via a “cashless” exercise provision).

Fundamental Transaction. In the event we consummate a merger or consolidation with or into another person or other reorganization event in which our common stock are converted or exchanged for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of our outstanding shares of common stock, then following such event, the holders of the 2021 Warrants will be entitled to receive upon exercise of such warrants the same kind and amount of securities, cash or property which the holders would have received had they exercised their 2021 Warrants immediately prior to such fundamental transaction. Any successor to us or surviving entity shall assume the obligations under the 2021 Warrants. Additionally, as more fully described in the 2021 Warrants, in the event of certain fundamental transactions, the holders of such warrants will be entitled to receive consideration in an amount equal to the Black Scholes value of the 2021 Warrants on the date of consummation of such transaction.

Exchange Listing. We do not intend to apply for listing of the 2021 Warrants on any securities exchange or other trading system.

Forum Selection. The 2021 Warrant sets the state and federal courts sitting in the City of New York, Borough of Manhattan as the exclusive forum for any legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by the 2021 Warrant (the “New York Forum Provision”); provided, however, that this New York Forum Provision does not apply to any actions arising under the Securities Act or the Exchange Act. The New York Forum Provision may impose additional litigation costs on stockholders in pursuing such claims, particularly if the stockholders do not reside in or near the State of New York. Additionally, the New York Forum Provision may limit our stockholders' ability to bring a claim in a judicial forum that they find favorable for disputes arising under the 2021 Warrant, which may discourage the filing of such lawsuits.

Other Outstanding Warrants

As of January 11, 2021, we have warrants issued and outstanding other than those disclosed above for the purchase of up to 504 shares of our common stock, at exercise prices ranging from $2,720.00 to $9,500.00 per share.

CRG Registration Rights

In November 2019, we entered into a Registration Rights Agreement with CRG pursuant to which we agreed to, upon request of the majority holders of the registrable securities (consisting of common stock issued or issuable upon the conversion of Series B Preferred Stock, and common stock issued or issuable upon the exercise of the CRG Warrants), effect the registration of all shares of the registrable securities. Additionally, the Registration Rights Agreement provides that the holders of registrable securities will be entitled to have their stock included on any Company initiated registration statements, subject to limitations including a reduction in the number of shares included in registration statements based on the discretion of any underwriters. The Company will bear the costs of any registration statement effected pursuant to the Registration Rights Agreement, and will provide customary indemnification and reimburse legal fees to participating purchasers. The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Registration Rights Agreement, a copy of which is filed as Exhibit 10.18 to the registration statement of which this prospectus forms a part.

2020 Warrants Registration Rights

Pursuant to the terms of the inducement offer letters for the 2020 Warrants, the Company is obligated to register the shares issuable upon the exercise of such warrants and the Company has filed a registration statement on Form S-1 on June 18, 2020 for such registration.

Delaware as the Exclusive Jurisdiction for State Law Claims

Unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any state law claim for: (1) any derivative action or proceeding brought on the Company's behalf; (2) any action asserting a claim of, or a claim based on, breach of a fiduciary duty or other wrongdoing by any of our directors, officers, employees or agents to us or our stockholders; (3) any action asserting a claim against us or our directors, officers, employees or stockholders arising pursuant to any provision of the Delaware General Corporation Law or our Charter and our amended and restated bylaws, or Bylaws; or (4) any action asserting a claim governed by the internal affairs doctrine, or the Delaware Forum Provision; provided, however, that this Delaware Forum Provision does not apply to any actions arising under the Securities Act or the Exchange Act.  The Delaware Forum Provision may impose additional litigation costs on stockholders in pursuing such claims, particularly if the stockholders do not reside in or near the State of Delaware. Additionally, the Delaware Forum Provision may limit our stockholders' ability to bring a claim in a judicial forum that they find favorable for disputes with us or our directors, officers or employees, which may discourage the filing of such lawsuits.  The Court of Chancery of the State of Delaware may also reach different judgment or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments may be more or less favorable to us than our stockholders.

Antitakeover Effects of Delaware Law and Provisions of our Charter and Bylaws

Certain provisions of the Delaware General Corporation Law and of our Charter and Bylaws could have the effect of delaying, deferring or discouraging another party from acquiring control of us unless such takeover or change of control is approved by the board of directors. These provisions, which are summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and, as a consequence, they might also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions are also designed in part to encourage anyone seeking to acquire control of us to first negotiate with our board of directors. These provisions might also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests. However, we believe that the advantages gained by protecting our ability to negotiate with any unsolicited and potentially unfriendly acquirer outweigh the disadvantages of discouraging such proposals, including those priced above the then-current market value of our common stock, because, among other reasons, the negotiation of such proposals could improve their terms.

Delaware Takeover Statute

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

●	before the stockholder became interested, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
●

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or

●

at or after the time the stockholder became interested, the business combination was approved by our board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

●	any merger or consolidation involving the corporation and the interested stockholder;
●	any sale, transfer, lease, pledge, exchange, mortgage or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;
●	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
●

subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Provisions of our Charter and Bylaws

Our Charter and Bylaws include a number of provisions that may have the effect of delaying, deferring or discouraging another party from acquiring control of us and encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include the items described below.

Board composition and filling vacancies. In accordance with our Charter, our board is divided into three classes serving staggered three-year terms, with one class being elected each year. Our Charter also provides that directors may be removed only for cause and then only by the affirmative vote of the holders of 75% or more of the shares then entitled to vote at an election of directors. Furthermore, any vacancy on our board of directors, however occurring, including a vacancy resulting from an increase in the size of our board, may only be filled by the affirmative vote of a majority of our directors then in office even if less than a quorum.

No written consent of stockholders. Our Charter provides that all stockholder actions are required to be taken by a vote of the stockholders at an annual or special meeting, and that stockholders may not take any action by written consent in lieu of a meeting. This limit may lengthen the amount of time required to take stockholder actions and would prevent the amendment of our Bylaws or removal of directors by our stockholder without holding a meeting of stockholders.

Meetings of stockholders. Our Bylaws provide that only a majority of the members of our board of directors then in office may call special meetings of stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders. Our Bylaws limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting.

Advance notice requirements. Our Bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days or more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. The notice must contain certain information specified in our Bylaws.

Amendment to Charter and Bylaws. As required by the Delaware General Corporation Law, any amendment of our Charter must first be approved by a majority of our board of directors, and if required by law or our Charter, must thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment, and a majority of the outstanding shares of each class entitled to vote thereon as a class, except that the amendment of the provisions relating to stockholder action, directors, limitation of liability and the amendment of our Charter must be approved by not less than 75% of the outstanding shares entitled to vote on the amendment, and not less than 75% of the outstanding shares of each class entitled to vote thereon as a class. Our Bylaws may be amended by the affirmative vote of a majority vote of the directors then in office, subject to any limitations set forth in the Bylaws; and may also be amended by the affirmative vote of at least 75% of the outstanding shares entitled to vote on the amendment, or, if the board of directors recommends that the stockholders approve the amendment, by the affirmative vote of the majority of the outstanding shares entitled to vote on the amendment, in each case voting together as a single class.

Undesignated preferred stock. Our Charter provides for authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the best interests of us or our stockholders, our board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, our Charter grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control of us.

Outstanding Options and Awards

Stock Options

The Company has issued equity awards in the form of stock options and restricted stock awards, or RSAs, from two employee benefit plans. The plans include the Viveve Amended and Restated 2006 Stock Plan, or the 2006 Plan, and the Company’s Amended and Restated 2013 Stock Option and Incentive Plan, or the 2013 Plan. The following number of shares and exercise prices are adjusted accordingly for the 1-for-10 reverse stock split effected by us on December 1, 2020.

As of September 30, 2020, there were outstanding stock option awards issued from the 2006 Plan covering a total of 12 shares of the Company’s common stock and no shares are available for future awards. The weighted average exercise price of the outstanding stock options is $9,920.00 per share and the weighted average remaining contractual term is 2.3 years.

As of September 30, 2020, there are outstanding stock option awards issued from the 2013 Plan covering a total of 975,593 shares of the Company’s common stock and there remain reserved for future awards 476,994 shares of the Company’s common stock. The weighted average exercise price of the outstanding stock options is $19.70 per share, and the remaining contractual term is 9.1 years.

In January 2020, the board of directors approved the 2020 evergreen provision increasing the total stock reserved for issuance under the 2013 Plan by 263,993 shares from 1,187,253 shares to a total of 1,451,246 shares, which was effective January 1, 2020.

Restricted Stock Awards, or RSA

As of September 30, 2020, there were 234 shares of unvested restricted stock awards outstanding that have been granted pursuant to RSAs.

Quotation on the Nasdaq Capital Market

Our common stock is being traded is The Nasdaq Capital Market under the symbol “VIVE.” We do not intend to list the Series C Preferred Stock or the 2021 Warrants issued in this offering on any securities exchange or other trading market.

Transfer Agent

The transfer agent of our common stock is VStock Transfer, LLC. Their address is 18 Lafayette Place, Woodmere, NY 11598.

Indemnification of Directors and Officers

Indemnification Provisions included in our Delaware Certificate of Incorporation and Bylaws

Following our change of domicile to Delaware, we were governed by a certificate of incorporation and bylaws, or the DGCL bylaws, prepared under the Delaware General Corporation Law, or the DGCL, and approved by our stockholders at the Annual and Special Meeting of Stockholders held on July 22, 2015.

Article X of the certificate of incorporation provides that a director shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to us or our stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Article X also provides that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. Any repeal or modification of Article X by our stockholders will not adversely affect any right or protection of a director existing at the time of such repeal or modification.

The DGCL bylaws provide that each of our directors and officers shall be indemnified and held harmless by us to the fullest extent authorized by the DGCL, as the DGCL exists or may be amended (but, in the case of any such amendment, only to the extent that such amendment permits us to provide broader indemnification rights than such law permitted prior to such amendment) against any and all Expenses (as defined in the DGCL bylaws), judgments, penalties, damages, liabilities, losses, excise taxes, fines and amounts reasonably paid in settlement that are incurred by the director or officer or on the director’s or officer’s behalf in connection with any threatened, pending or completed Proceeding (as defined in the DGCL bylaws) or any claim, issue or matter therein, which the director or officer is, or is threatened to be made, a party to or participant in by reason of his or her service as our director or officer or as a director or officer of any of our subsidiaries, so long as the director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

However, for any action or suit by or in the right of the Company, the indemnification will be limited to Expenses actually and reasonably incurred by the director or officer. Furthermore, no indemnification under such circumstances will be made in respect of any claim, issue or matter as to which the director or officer shall have been adjudged to be liable to the Company, unless and to the extent of a determination of entitlement to indemnification by the Court of Chancery of the State of Delaware. The rights of this indemnification will continue as to a director or officer after he or she has ceased to be a director or officer and will inure to the benefit of his or her heirs, executors, administrators and personal representatives. Notwithstanding the foregoing, the Company will indemnify any director or officer seeking indemnification in connection with a Proceeding initiated by such director or officer only if such Proceeding was authorized by our board of directors, unless the Proceeding is brought to enforce an officer or director’s rights to indemnification or, in the case of directors, advancement of Expenses under the DGCL bylaws.

The DGCL bylaws also provide that employees other than officers and directors may, in the discretion of our board of directors, be indemnified by us to the fullest extent authorized by the DGCL, as the same exists or may be amended, against any or all Expenses, judgments, penalties, fines and amounts reasonably paid in settlement that are incurred by such employee or on such employee’s behalf in connection with any threatened, pending or completed Proceeding, or any claim, issue or matter therein, which such employee is, or is threatened to be made, a party to or participant in by reason of such employee’s service, so long as such employee acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The rights of indemnification provided will exist as to an employee after he or she has ceased to be an employee and will inure to the benefit of his or her heirs, personal representatives, executors and administrators. Notwithstanding the foregoing, we may indemnify any employee seeking indemnification in connection with a Proceeding initiated by the employee only if the Proceeding was authorized by our board of directors.

Article V of the DGCL bylaws requires us to advance all Expenses incurred by or on behalf of any director or officer in connection with any Proceeding within 10 days after we receive a written statement from the director or officer requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement must be preceded or accompanied by an undertaking by or on behalf of the officer or director to repay any Expenses so advanced if it shall ultimately be determined that the officer or director is not entitled to be indemnified against such Expenses. If a claim for advancement of Expenses is not paid in full within 10 days after receipt by us with the required undertaking, the director or officer may at any time thereafter bring suit against us to recover the unpaid amount of the claim and if successful in whole or in part, the director or officer will also be entitled to be paid the expenses of prosecuting such claim.

We may also, at the discretion of our board of directors, advance any or all Expenses incurred by or on behalf of any employee in connection with any Proceeding in which the employee is involved upon our receipt of a statement or statements from the employee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. The statement must reasonably evidence the Expenses incurred by the employee and must be preceded or accompanied by an undertaking by or on behalf of the employee to repay any Expenses so advanced if it is ultimately be determined that the employee is not entitled to be indemnified against the Expenses.

If we do not pay a claim for indemnification by a director or officer in full within 60 days after we receive a written claim for indemnification, the director or officer may at any time thereafter bring suit against us to recover the unpaid amount of the claim, and if successful in whole or in part, the director or officer will also be entitled to be paid the expenses of prosecuting such claim.

The rights to indemnification and advancement of Expenses set forth in the DGCL bylaws shall not be exclusive of any other right which any director or officer may have or acquire under any statute, provision of the certificate of incorporation or the DGCL bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

We are required to maintain insurance, at our expense, to protect the Company and any director or officer against any liability asserted against or incurred by the Company or any director or officer, or arising out of any such person’s service to us, whether or not we would have the power to indemnify such person against such liability under the DGCL or the provisions of Article V of the DGCL bylaws.

The provisions of Article V of the DGCL bylaws are deemed to be a contract between us and each director and officer entitled to the benefits thereof at any time while Article V is in effect, and any repeal or modification of Article V will not affect any rights or obligations then existing with respect to any state of facts then existing or any Proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts.

Indemnification Provisions included in the DGCL

Section 145 of the DGCL permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

In the case of an action by or in the right of the corporation, Section 145 of the DGCL permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL also permits a Delaware corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

UNDERWRITING

We have entered into an underwriting agreement dated January 14, 2021 with A.G.P., as underwriter, with respect to the securities being offered hereby. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriter and the underwriter has agreed to purchase from us, at the public offering prices set forth on the cover page of this prospectus, less the underwriting discounts and commissions, the number of Class A Units and Class B Units set forth opposite its name in the table below:

Underwriters	Number of Shares of Class A Units	Number of Shares of Class B Units
A.G.P./Alliance Global Partners	4,607,940	2,450,880

Total	4,607,940	2,450,880

The underwriting agreement provides that the obligation of the underwriter to purchase the Units offered by this prospectus is subject to certain conditions. The underwriter is obligated to purchase all of the Units offered hereby if they purchase any of the Units.

Underwriting Discounts, Commissions and Expenses

We have agreed to sell the securities to the underwriter at the offering price of $3.162 per Class A Unit and $3.162 per Class B Unit, as applicable, which represents the offering price of such securities set forth on the cover page of this prospectus, less the applicable 7.0% underwriting discount.

The underwriter has advised us that they propose to offer the Units at the public offering price set forth on the cover page of this prospectus. The underwriter may allow, and certain dealers may reallow, a discount from the concession not in excess of $0.119 per Class A Unit and $0.119 per Class B Unit to certain brokers and dealers. After this offering, the public offering price, concession and reallowance to dealers may be changed by the representative. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The Units are offered by the underwriter as stated herein, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part. The underwriter has informed us that it does not intend to confirm sales to any accounts over which it exercises discretionary authority.

We have also agreed to reimburse the underwriter for accountable legal expenses not to exceed $100,000 and non-accountable expenses not to exceed $25,000. We estimate that expenses payable by us in connection with this offering, including reimbursement of the underwriter’s out-of-pocket expenses, but excluding the underwriting discount referred to above, will be approximately $400,000.

The following table shows the underwriting discounts and commissions payable to the underwriter by us in connection with this offering (assuming both the exercise and non-exercise of the over-allotment option to purchase additional shares of common stock and/or 2021 Warrants we have granted to the underwriter):

			Total
	Per Class A Unit	Per Class B Unit	Without Over- Allotment	With Over- Allotment
Public offering price	3.40	3.40	23,999,988	27,599,986
Underwriting discounts and commissions (7%)	0.238	0.238	1,679,999	1,931,999
Proceeds, before expenses, to us	3.162	3.162	22,319,989	25,667,987

Over-allotment Option

Pursuant to the underwriting agreement, we have granted the underwriter an option, exercisable for up to 45 days from the date of this prospectus, to purchase up to 1,058,823 additional shares of common stock and/or 2021 Warrants to purchase up to 1,058,823 shares of common stock from us, at the public offering price set forth on the cover page hereto, less the underwriting discounts and commissions. The underwriter may exercise the option solely to cover over-allotments, if any, made in connection with this offering. If any additional shares of common stock and/or 2021 Warrants are purchased pursuant to the over-allotment option, the underwriter will offer these shares of common stock and/or 2021 Warrants on the same terms as those on which the other shares of common stock and/or 2021 Warrants are being offered.

Indemnification

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriter may be required to make in respect of those liabilities.

Lock-up Agreements

In connection with this offering, we, along with our directors, executive officers, each beneficial owner of 5% or more of the Company’s outstanding shares of common stock, and each holder of the Company's outstanding shares of Series B preferred stock, have agreed with the underwriter that for a specified “lock-up” period, commencing on the date of this prospectus and ending six months thereafter with respect to us and 90 days thereafter with respect to our directors, executive officers and any 5% or greater beneficial owner, we and they will not, subject to specified exceptions, offer, sell, pledge or otherwise dispose of these securities without the prior written consent of the underwriter.

Price Stabilization, Short Positions and Penalty Bids

The underwriter has advised us that it does not intend to conduct any stabilization or over-allotment activities in connection with this offering.

Passive Market Making

In connection with this offering, the underwriter and any selling group members may engage in passive market making transactions in our common stock on Nasdaq in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934, as amended, during a period before the commencement of offers or sales of common stock and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security.

However, if all independent bids are lowered below the passive market maker’s bid that bid must then be lowered when specified purchase limits are exceeded.

Electronic Distribution

This prospectus in electronic format may be made available on websites or through other online services maintained by the underwriter, or by its affiliates. Other than this prospectus in electronic format, the information on the underwriter’s website and any information contained in any other website maintained by the underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriter in its capacity as underwriter, and should not be relied upon by investors.

Other

From time to time, the underwriter and/or its affiliates have provided, and may in the future provide, various investment banking and other financial services for us for which services they have received and, may in the future receive, customary fees. In the course of their businesses, the underwriter and its affiliates may actively trade our securities or loans for its own account or for the accounts of customers, and, accordingly, the underwriter and its affiliates may at any time hold long or short positions in such securities or loans. Except for services provided in connection with this offering, the underwriter has not provided any investment banking or other financial services to us during the 180-day period preceding the date of this prospectus, and we do not expect to retain the underwriter to perform any investment banking or other financial services for at least 90 days after the date of this prospectus.

Selling Restrictions

This prospectus does not constitute an offer to sell to, or a solicitation of an offer to buy from, anyone in any country or jurisdiction (i) in which such an offer or solicitation is not authorized, (ii) in which any person making such offer or solicitation is not qualified to do so or (iii) in which any such offer or solicitation would otherwise be unlawful. No action has been taken that would, or is intended to, permit a public offer of the securities or possession or distribution of this prospectus or any other offering or publicity material relating to the securities in any country or jurisdiction (other than the United States) where any such action for that purpose is required. Accordingly, the underwriter has undertaken that it will not, directly or indirectly, offer or sell any securities or have in its possession, distribute or publish any prospectus, form of application, advertisement or other document or information in any country or jurisdiction except under circumstances that will, to the best of its knowledge and belief, result in compliance with any applicable laws and regulations and all offers and sales of securities by it will be made on the same terms.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, or Relevant Member State, an offer to the public of any securities may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any securities may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

to legal entities which are qualified investors as defined under the Prospectus Directive;

by the underwriter to fewer than 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives of the underwriter for any such offer; or

in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of our common stock shall result in a requirement for us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, (1) the expression an “offer of common stock to the public” in relation to any common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase or subscribe for the common stock, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, (2) the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive), and includes any relevant implementing measure in each Relevant Member State and (3) the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

This prospectus has only been communicated or caused to have been communicated and will only be communicated or caused to be communicated as an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act of 2000, or the FSMA, as received in connection with the issue or sale of the common stock in circumstances in which Section 21(1) of the FSMA does not apply to us. All applicable provisions of the FSMA will be complied with in respect to anything done in relation to the common stock in, from or otherwise involving the United Kingdom.

Canada

The securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, or the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the securities may only be made to persons, or the Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the securities without disclosure to investors under Chapter 6D of the Corporations Act.

The securities applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring securities must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances and, if necessary, seek expert advice on those matters.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, or the securities have been or will be filed with or approved by any Swiss regulatory authority. This document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of securities.

Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or DFSA. This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents relating to Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The securities to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus, you should consult an authorized financial advisor.

Hong Kong

The securities have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the securities has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We have elected to incorporate the following documents into this prospectus, together with all exhibits filed therewith or incorporated therein by reference, to the extent not otherwise amended or superseded by the contents of this prospectus:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as filed with the SEC on March 19, 2020, and as amended on Form 10-K/A on June 18, 2020 and June 29, 2020;

●	our definitive proxy statement on Schedule 14A, as filed with the SEC on May 18, 2020;

●	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, as filed with the SEC on May 14, 2020; and

●	our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020, as filed with the SEC on August 13, 2020; and

●	our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020, as filed with the SEC on November 12, 2020; and

●

our Current Reports on Form 8-K filed with the SEC on January 14, 2020, March 4, 2020, March 12, 2020, March 26, 2020, April 9, 2020, April 15, 2020, April 16, 2020, April 17, 2020, April 24, 2020, May 6, 2020, June 10, 2020, June 29, 2020, July 7, 2020, July 14, 2020, July 23, 2020, August 25, 2020, September 1, 2020, September 3, 2020, September 22, 2020, October 27, 2020, October 30, 2020, November 10, 2020, December 1, 2020, December 3, 2020, December 10, 2020 and December 17, 2020 (other than any reports or portions thereof that are furnished under Item 2.02 or Item 7.01 and any exhibits included with such Items);

The information incorporated by reference is an important part of this prospectus. In addition, we incorporate by reference in this prospectus any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (excluding any information furnished and not filed with the SEC) after the date on which the registration statement that includes this prospectus was initially filed with the SEC (including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement) and until all offerings under this prospectus are terminated.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost by writing, telephoning or e-mailing us at the following address or telephone number:

Viveve Medical, Inc.
345 Inverness Drive South, Building B, Suite 250
Englewood, Colorado 80112
Tel: (720) 696-8100

You may also access these documents, free of charge on the SEC's website at www.sec.gov or on our website at www.viveve.com. Information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information on, or that can be accessed from, our website as part of this prospectus or any accompanying prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus, which constitutes a part of the registration statement on Form S-1 that we have filed with the SEC under the Securities Act, does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the securities offered by this prospectus, you should refer to the registration statement and the exhibits filed as part of that document. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

We have the authority to designate and issue more than one class or series of stock having various preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption. See “Description of Securities.” We will furnish a full statement of the relative rights and preferences of each class or series of our stock which has been so designated and any restrictions on the ownership or transfer of our stock to any stockholder upon request and without charge. Written requests for such copies should be directed to Viveve Medical, Inc., 345 Inverness Drive South, Building B, Suite 250, Englewood, Colorado, 80112, Attention: Vice President of Finance and Administration, by telephone request to (720) 696-8100, or by e-mail to jrobbins@viveve.com. Our website is located at www.viveve.com. Information contained on our website is not incorporated by reference into this prospectus and, therefore, is not part of this prospectus or any accompanying prospectus supplement.

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Room 1580, Washington, DC 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

LEGAL MATTERS

Goodwin Procter LLP, Redwood City, California, will pass upon the validity of the securities offered hereby. Certain legal matters in connection with this offering have been passed upon for the underwriter by Reed Smith LLP, New York, New York.

EXPERTS

The consolidated financial statements of Viveve Medical, Inc. as of December 31, 2019 and 2018, and for each of the two years in the period ended December 31, 2019, incorporated in this Registration Statement by reference to its Annual Report on Form 10-K for the year ended December 31, 2019, have been so incorporated in reliance on the report (which contains an explanatory paragraph related to the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) of BPM LLP, an independent registered public accounting firm, given the authority of said firm as experts in auditing and accounting.

4,607,940 Class A Units consisting of 4,607,940 shares of common stock and warrants to purchase up to 4,607,940 shares of common stock and

2,450,880 Class B Units consisting of 2,450,880 shares of Series C

Preferred Stock and warrants to purchase up to 2,450,880 shares of common stock (and 9,509,700 shares of common stock underlying shares of Series C Preferred Stock and all such warrants)

PROSPECTUS

A.G.P.

January 14, 2021